Exhibit 10.8

EVOTEC (UK) LIMITED

EVOTEC AG

APTUIT (EDINBURGH) LIMITED

APTUIT, INC.

AGREEMENT

for the sale and purchase of shares and assets

relating to the Chemical and Pharmaceutical

Development Business of Evotec

10 September 2007

1

2

27.	FURTHER ASSURANCES	22

28.	COSTS	22

29.	NOTICES	22

30.	CONFLICT WITH OTHER AGREEMENTS	23

31.	WHOLE AGREEMENT	23

32.	PURCHASER’S GUARANTEE	24

33.	SELLER’S GUARANTEE	25

34.	WAIVERS, RIGHTS AND REMEDIES	25

35.	COUNTERPARTS	25

36.	VARIATIONS	25

37.	INVALIDITY	25

38.	NO THIRD PARTY ENFORCEMENT RIGHTS	26

39.	GOVERNING LAW AND JURISDICTION	26

SCHEDULE 1 THE BUSINESS AND THE TARGET COMPANY		27

SCHEDULE 2 SELLER WARRANTIES		30

SCHEDULE 3 LIMITATIONS ON LIABILITY		41

SCHEDULE 4 PURCHASER WARRANTIES		45

SCHEDULE 5 CONDUCT OF THE TARGET BUSINESS PRE-CLOSING		46

SCHEDULE 6 CLOSING ARRANGEMENTS		49

SCHEDULE 7 BUSINESS CONTRACTS		52

SCHEDULE 8 BUSINESS PROPERTIES		54

SCHEDULE 9 INTELLECTUAL PROPERTY		62

SCHEDULE 10 TAX WARRANTY AND TAX COVENANT		63

SCHEDULE 11 ENVIRONMENTAL INDEMNITY		84

SCHEDULE 12 INTER COMPANY DEBT		90

SCHEDULE 13 POST CLOSING FINANCIAL ADJUSTMENTS		91

SCHEDULE 14 SEPARATION AND TRANSITION PRINCIPLES		97

SCHEDULE 15 DEFINITIONS AND INTERPRETATION		98

3

EXHIBITS REFERRED TO IN THIS AGREEMENT

Description

EXHIBIT 1	THIRD PARTY ASSURANCES

EXHIBIT 2	INTELLECTUAL PROPERTY RIGHTS

EXHIBIT 3	PROPERTIES

Part A:	Information on Target Company Properties

Part B:	Information on Business Properties

EXHIBIT 4	FINANCIAL ADJUSTMENTS

Part A:	Amounts for Target Working Capital

Part B:	Estimated Transferring External Debt

Part C:	Estimated Inter-Company Payables and Receivables

Part D:	Working Capital Breakdown

EXHIBIT 5	TRANSITIONAL SERVICES

Part A:	Pre-Closing Separation Steps

Part B:	Transitional Services – Finance

Part C:	Transitional Services – IT

EXHIBIT 6	EMPLOYEES

Part A:	Business Employees

Part B:	Employees that may be approached by the Purchaser

4

AGREEMENT

dated 10 September 2007

PARTIES:

(1)	EVOTEC (UK) LIMITED of 114 Milton Park, Abingdon, Oxfordshire OX14 4RZ, United Kingdom (the Seller);

(2)	EVOTEC AG of Schnackenburgallee 114, 22525, Hamburg, Germany (the Seller’s Guarantor);

(3)	APTUIT (EDINBURGH) LIMITED of Inchwood Bathgate, West Lothian EH48 2EH, United Kingdom (the Purchaser); and

(4)	APTUIT, INC of Two Greenwich Office Park, Greenwich, CT USA 0683 (the Purchaser’s Guarantor),

(together the parties).

RECITALS:

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 15.

IT IS AGREED:

1. SALE AND PURCHASE

The Seller shall sell, and the Purchaser shall purchase, the Shares and the Business on the terms set out in this Agreement. The Shares shall be sold with full title guarantee, free from all Third Party Rights and with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after the Closing Date. The Business shall be sold with full title guarantee other than Permitted Encumbrances and as a going concern with effect from Closing.

2. PRICE

2.1 The overall price for the Shares and the Business shall be the aggregate of the prices for the Shares and the Business as set out in this clause 2.

2.2 In relation to the Shares, the price (the Final Share Price) shall be the amount which results from taking the Share Debt Free/Cash Free Price and:

(a)	subtracting the aggregate of the Transferring External Debt and the Inter Company Non Trading Payables owed by the Target Company;

(b)	adding the aggregate of the Cash of the Target Company and the Inter Company Non Trading Receivables owed to the Target Company; and

(c)	adding the amount of the difference between the aggregate Working Capital of the Target Company and its Target Working Capital if that aggregate Working Capital is greater than the Target Working Capital (or subtracting the amount of such difference if that aggregate Working Capital is less than the Target Working Capital).

2.3 In relation to the Business, the price (the Final Business Price) shall be the amount which results from taking the Business Debt Free/Cash Free Price and:

(a)	adding the amount of the difference between the Working Capital of the Business and its Target Working Capital if that Working Capital is greater than the Target Working Capital (or subtracting the amount of such difference if that Working Capital is less than the Target Working Capital);

(b)	subtracting the Net Trade Debt; and

(c)	subtracting £1,200,000, being an amount equal to the consideration received by the Seller from the landlord in consideration for the building at 117 Milton Park, Abingdon, Oxfordshire (the 117 Consideration).

2.4 At Closing, the Purchaser shall pay to the Seller the amount in sterling (the Initial Cash Price) which is the aggregate of the Initial Share Price and the Initial Business Price, calculated as follows:

(a)	the Initial Share Price shall be the Share Debt Free/Cash Free Price (i) minus the aggregate of the Estimated Transferring External Debt and the Estimated Inter Company Non Trading Payables owed by Target Company (ii) plus the aggregate of the Estimated Cash of the Target Company and the Estimated Inter Company Non Trading Receivables owed to the Target Company; and

(b)	the Initial Business Price for the Business shall be the Business Debt Free/Cash Free Price (i) minus the amount of the Net Trade Debt (ii) minus the 117 Consideration.

For the purpose of calculating the Initial Share Price, if any Estimated Inter Company Non Trading Debt owed between the Target Company and a member of the Seller Group is expressed in a currency other than sterling, it shall be converted into sterling at the Exchange Rate as at the date which is 2 clear Business Days before the Closing Date.

2.5 The Final Share Price and the Final Business Price shall be calculated after Closing on the basis set out in Schedule 13. Any payments required to be made under the Financial Adjustments shall be treated as adjusting the Initial Share Price or the Initial Business Price, as appropriate, thus resulting, after such adjustment, in the Final Share Price and the Final Business Price. The Final Share Price and the Final Business Price shall (subject to any further adjustment, if applicable, pursuant to clause 2.7 or clause 2.8) be adopted for all tax reporting purposes, with the Final Business Price being apportioned between the relevant tangible Business Assets on such basis as the Purchaser shall determine prior to Closing (and the Seller shall enter into all claims and elections for tax purposes which the Purchaser may require to give effect to this apportionment).

2.6 The Purchaser shall procure that the Target Company will assign to the Seller any Target Company Closing Debtors that have been outstanding for more than 90 days at Closing unless it has elected, by written notice to the Seller, to retain any such Target Company Closing Debtors in which case those Target Company Closing Debtors shall be included in the calculation of Working Capital in the Closing Statement.

2.7 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, shall (subject to clause 2.8) be made on the following basis:

(a)	if it is specifically referable to the Shares (or to the Target Company) or the Business, it shall so far as possible adjust the price paid for the Shares or the Business, as the case may be;

(b)	otherwise, it shall adjust the price for the Shares or the Business as the Seller and the Purchaser agree to be appropriate in the circumstances, or in the absence of such agreement it shall adjust pro rata the Final Share Price and that part of the Final Business Price as is attributable to goodwill.

2.8 If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the Final Share Price or the Final Business Price to less than £1, then such payment or adjustment shall be made on the following basis:

(a)	the Final Share Price or the Final Business Price shall be reduced to £1; and

(b)	the balance shall adjust the Final Share Price or the Final Business Price as the Seller and the Purchaser agree to be appropriate in the circumstances or, if they do not agree, it shall adjust pro rata the Final Share Price and that part of the Final Business Price as is attributable to goodwill, provided that in each case the Final Share Price or the Final Business Price at the relevant time is not reduced to less than £1.

3. CLOSING

3.1 Closing shall take place at the London offices of the Seller’s Lawyers on the first Business Day that falls on the date that is 75 days after the date of this Agreement or such other date that the Seller and the Purchaser may agree (the Closing Date).

3.2 At Closing, each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 6.

3.3 Subject to the limits contained herein, each of the parties shall take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable under the applicable law in the relevant jurisdiction, and execute and deliver such documents and other papers as may be required to consummate the Proposed Transaction at the times contemplated and on the terms and conditions provided for herein.

3.4 The Purchaser shall not be obliged to complete this Agreement unless the Seller complies with the requirements of this clause 3. If the requirements of clause 3 are not complied with in any material respect at the time and on the date set for Closing, the Purchaser may:

(a)	defer Closing to a date selected by the Purchaser being no later than 28 days after that date (in which case this clause shall apply to Closing as so deferred); or

(b)	proceed to Closing as far as practicable (including, at the Purchaser’s option, completion of the purchase of the Shares, the Business, the Business Assets, the Business Properties or any combination thereof) and in any case without prejudice to its rights under this Agreement; or

(c)	if the Seller is not able to comply in any material respect with the requirements of this clause 3 within 28 days of the Closing Date, rescind this Agreement without liability to the Seller in which case clause 3.5 shall apply.

3.5 Where clause 3.4(c) applies, this Agreement, other than the Recitals, clauses 5 (Seller Warranties and Indemnity), 6 (Purchaser Warranties), 22 (Payments), 23 (Announcements), 25 (Assignment), 29 (Notices), 31 (Whole Agreement), 32 (Purchaser’s Guarantee), 33 (Seller’s

Guarantee), 34 (Waivers, Rights & Remedies), 35 (Counterparts), 36 (Variations), 37 (Invalidity), 38 (No Third Party Enforcement Rights) and 39 (Governing Law and Jurisdiction) shall automatically terminate with immediate effect and each party’s rights and obligations other than those specified above shall cease immediately on termination. Such termination shall not affect the rights and obligations of the parties existing before termination.

4. PRE CLOSING UNDERTAKINGS

4.1 From the date of this Agreement until Closing, the Seller shall (except as may be approved by the Purchaser) ensure that the Target Business is carried on, in all material respects, only in the ordinary course, in substantially the same manner as it has been carried on in the 6 months prior to the date of this Agreement, so as to maintain the Target Business as a going concern and with a view to a profit.

4.2 In addition, from the date of this Agreement until Closing, the Seller shall comply with the obligations set out in Schedule 5.

4.3 From the date of this Agreement until Closing, the Seller shall procure that the Purchaser and any person authorised by it:

(a)	is given such access as is reasonably requested by the Purchaser to the Business Properties and the Target Company Properties and to all the books and records, documents, information, data and financial affairs, including the statutory books, minute books, contracts, customer lists, supplier lists and leases relating to the Target Business; and

(b)	may visit and inspect the Business Properties and the Target Company Properties and discuss the affairs, finances and accounts of the Target Business with its officers, Employees, and Target Company Employees, as is reasonably requested by the Purchaser, provided that nothing in (a) or (b) requires the Seller to provide access to or to procure anything that would, in its reasonable opinion, adversely affect the business or employees of the Seller, or cause the Seller to breach any applicable law or security regulation, in which case the Seller will give the Purchaser written notice of that fact.

4.4 In no event shall the provisions of this clause 4 or Schedule 5 be construed to permit the Purchaser to direct the affairs of the Target Business prior to Closing.

5. SELLER WARRANTIES AND INDEMNITIES

5.1 The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties. The Warranties are given subject to the limitations set out in Schedule 3 and also the limitations set out in Schedule 10 insofar as they apply to the Tax Warranties.

5.2 The Seller further warrants to the Purchaser that the Warranties contained in paragraphs 1.1 to 1.3 inclusive of Part A of Schedule 2 will be true and accurate at Closing as if they had been repeated at Closing.

5.3 None of the limitations in Schedule 3 or Schedule 10 shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud, fraudulent misrepresentation or criminal offence by any director, officer or employee of any member of the Seller Group or the Target Company.

5.4 The Seller agrees to indemnify and hold harmless the Purchaser and any member of the Purchaser Group against any loss, liability or claim arising from the participation or termination of participation of a Transferring Employee in the Schemes.

6. PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 4.

7. CONDUCT OF PURCHASER CLAIMS

7.1 If the Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance, which might result in a Non Tax Claim being made, the Purchaser shall:

(a)	promptly give notice of the Third Party Claim or other matter or circumstance to the Seller, including all reasonable information relating to such Third Party Claim or other matter or circumstance. The failure by the Purchaser to notify the Seller will only relieve the Seller of liability that it may have to the Purchaser to the extent that the Seller can reasonably demonstrate that the defence of such Third Party Claim has been materially prejudiced by the Purchaser’s failure to give such notice and, as a result of such failure, that liability has increased, in which case the Seller shall not be liable for the amount of the increase;

(b)	not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller (not to be unreasonably withheld or delayed); and

(c)	(subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all properly incurred out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)	allow the Seller (if it elects to do so) to be consulted on the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim in consultation with the Purchaser and/or the relevant member of the Purchaser Group; and

(iii)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

7.2 Notwithstanding clause 7.1, the Seller shall not (and shall ensure that each member of the Seller Group shall not) admit liability or make any agreement or compromise in relation to any Third Party Claim without the prior written approval of the Purchaser.

8. NO RIGHTS OF RESCISSION OR TERMINATION

Other than as provided in clause 3.4(c), the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances (whether before or after Closing).

9. BUSINESS ASSETS, CONTRACTS AND LIABILITIES

9.1 Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser or make the Purchaser liable for any of the Excluded Liabilities, save that clause 10 shall apply in relation to the Business Properties and clause 17 and Schedule 12 shall apply in relation to Inter Company Debt.

9.2 The Purchaser shall from Closing (i) assume and discharge when due any and all Assumed Liabilities (including obligations arising under the Business Contracts relating to the Business), and (ii) indemnify the Seller and each of its Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts after Closing.

9.3 After Closing, the Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non recourse basis to any member of the Seller Group).

9.4 This Agreement constitutes, with effect from the Closing Date, an assignment of the Business Contracts and Business Claims if and to the extent the benefit of each such Business Contract or Business Claim can be assigned by the Seller to the Purchaser or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (such agreement of novation or consent, a Third Party Consent).

9.5 The provisions of Schedule 7 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned or transferred to the Purchaser except by an agreement of novation or without Third Party Consent.

9.6 The Seller shall continue to be responsible for the Excluded Liabilities pursuant to this Agreement (whether or not assumed by the Purchaser by operation of law) and shall indemnify the Purchaser against all losses, claims, expenses or other liabilities in respect of all Excluded Liabilities.

9.7 From Closing the Seller shall continue to pay the Trade Creditors and collect the Trade Debtors, or defer any such payment or collection, in the ordinary course and shall not change its policy in relation to payment of creditors or collection of debtors from that which it operated at the date of this Agreement and has disclosed in writing to the Purchaser. After Closing the Seller shall provide the Purchaser with such reasonable information (including outstanding amounts and payment due dates) as the Purchaser may reasonably request in writing, from time to time, in relation to the Trade Creditors and the Trade Debtors.

9.8 On or as soon as possible after the date of this Agreement, the Purchaser and the Seller shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Target Business.

10. BUSINESS PROPERTIES

Notwithstanding any other provisions of this Agreement, the provisions of Schedule 8 shall apply in respect of the Business Properties.

11. INTELLECTUAL PROPERTY AND KNOW-HOW

11.1 Save for the limited wind-down rights in clause 12.1, nothing in this Agreement shall give to the Purchaser Group any rights (including Intellectual Property Rights) in the names “Evotec”, “Oxford Asymmetry” or “OAI” or in any name or mark incorporating them, including any trade or service name or mark, business name, logo or domain name, whether as Target Company IP, Business Intellectual Property Rights or otherwise. All such rights shall continue to vest solely in the Seller Group.

11.2 Subject to clause 11.1, the provisions of Schedule 9 shall apply after Closing.

11.3 Each of the Seller and Purchaser shall, and shall procure that their respective Representatives shall, maintain in confidence any of the Know-How licensed by the Purchaser Group under Schedule 9 and any know-how licensed by the Seller Group under Schedule 9 (together, the Schedule 9 Information) and shall not disclose the Schedule 9 Information to any person except in the ordinary course of business (which includes, for the avoidance of doubt, the sale of all or part of a business using the Schedule 9 Information) and subject to an obligation of confidence or as permitted under clause 11.4.

11.4 Clause 11.3 shall not prevent disclosure of the Schedule 9 Information by a party or its Representatives:

(a)	to the extent it can demonstrate that:

(i)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such Schedule 9 Information and take into account the reasonable comments and requests of the other party); or

(ii)	disclosure is of information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

(iii)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); or

(b)	as agreed in writing by the parties.

11.5 The Seller assigns to the Purchaser, with effect from Closing, all unregistered Business Intellectual Property Rights. The Seller agrees to assign any Registered Business IP to the Purchaser with effect from Closing. The parties agree that the Patent shall be assigned under a separate patent assignment agreement to be delivered at Closing on terms to be agreed by the Seller and the Purchaser prior to Closing, but which shall contain no warranties or covenants in addition to those set out in this Agreement.

12. CHANGES OF NAME

12.1 The Purchaser shall procure that:

(a)	as soon as reasonably practicable after the Closing Date and in any event within 30 days afterwards, the name of the Target Company is changed to a name which does not include the word “Evotec”, or any name, which is substantially or confusingly similar; and

(b)	as soon as reasonably practicable after the Closing Date and in any event within 3 months afterwards, the Target Company and, in relation to the Business, any other member of the Purchaser Group, shall cease to use or display any trade or service name or mark, business name, logo or domain name that consists of, or incorporates, the names “Evotec”, “Oxford Asymmetry” or “OAI”, or any mark, name or logo which is substantially or confusingly similar to any of them.

13. BUSINESS EMPLOYEES

13.1 The parties acknowledge and agree that the sale of the Business from the Seller to the Purchaser is a “relevant transfer” within the meaning of the Transfer Regulations.

13.2 If for any reason the contracts of employment of any of the Business Employees are not automatically transferred to the Purchaser pursuant to the Transfer Regulations, the Purchaser shall immediately offer to employ such persons on terms and conditions no less favourable to the Business Employees than the terms on which they were employed immediately prior to Closing, the terms of which offer shall be agreed with the Seller in advance, and the Seller will promptly release the Business Employees who accept such offer from their contracts of employment.

13.3 If any contract of employment of a person whose name has not been disclosed to the Purchaser (the Non-Disclosed Employees) has effect as if originally made between the Purchaser and the Non-Disclosed Employees as a result of the Transfer Regulations, then:

(a)	the Purchaser may, within 12 months from the date of this Agreement give notice to the Seller of the identities of the Non-Disclosed Employees; and

(b)	the Seller shall have the option of making offers of employment to the Non-Disclosed Employees and the Purchaser will promptly release any Non-Disclosed Employees who accept such an offer from their contracts of employment; and

(c)	if such offers are not made, or are made but not accepted, within 1 month of notice being given to the Seller in accordance with clause 13.3(a), the Purchaser may within 1 month give notice to the Non-Disclosed Employees to terminate their contracts of employment; and

(d)	where the Purchaser has given notice to the Non-Disclosed Employees in accordance with clause 13.3(c), the Seller shall indemnify the Purchaser against any Liabilities arising out of or in connection with such terminations and against any sums payable to or in relation to any Non-Disclosed Employee under his contract of employment from Closing to the date of such termination, but excluding any claim that a tribunal award should be increased pursuant to a failure by the Purchaser to comply with all relevant statutory procedures in connection with any such termination.

13.4 The Seller shall indemnify the Purchaser against any Liabilities which are attributable to any breach or default by the Seller (or its predecessors as employer) prior to the close of business on Closing in respect of any of the Seller’s obligations or duties as employer (in either case, whether arising under contract, common law, statute, or otherwise) to or in relation to any of the Business Employees or the Non-Disclosed Employees and which the Purchaser may incur as a result of succeeding to the Seller pursuant to the Transfer Regulations in relation to the contracts of employment, excluding:

(a)	any claims in respect of which the Purchaser is able to recover under any insurance;

(b)	any claim relating to an obligation to make any payment in respect of the Employee or Business Employee’s period of continuous employment prior to Closing as a result of the termination of any Employee or Business Employee’s employment on or after Closing;

(c)	any claim relating to any payment or benefit to be provided under or in connection with an occupational pension scheme;

(d)	any claim relating to the continuation after Closing of any employment practice, policy, terms or conditions applicable to any Employee or Business Employee prior to Closing;

(e)	any claim that a tribunal award should be increased pursuant to section 31 of the Employment Act 2002 as a result of a failure by the Purchaser to comply with a statutory dispute resolution procedure; and

(f)	any claim by or on behalf of any Employee or Business Employee arising out of or in connection with the Seller’s failure to comply with any legal obligation to supply information to and/or consult with a representative of that Employee or Business Employee or to comply with a tribunal order to pay compensation for such failure, excluding any claims in respect of the failure by the Seller to comply with its duties pursuant to Regulation 13 of the Transfer Regulations by virtue of the Purchaser’s breach of Regulation 13(4).

For the purposes of this clause 13.4, claim shall include any grievance made under a grievance procedure.

13.5 The Purchaser shall indemnify the Seller against any Liabilities which arise from the employment by the Purchaser (or any subsequent employer) of the Employees or Business Employees on or after Closing or are attributable to any act or omission (or alleged act or omission) by the Purchaser in relation to any of the Employees or Business Employees or former employees of the Seller or former employees of the Target Company or any person who would have been an Employee or Business Employee but for such act or omission (or alleged act or omission) of the Purchaser and whether the act or omission takes place before or after Closing. This shall include, but shall not be limited to, any liability arising out of the termination of employment or dismissal of any Employee or Business Employee or such other person, any substantial change in working conditions to the material detriment of any Employee or Business Employee or such other person, any failure by the Purchaser to offer terms and conditions of employment which are no less favourable than those which apply to the Employees and Business Employees up to Closing, and any failure by the Purchaser to comply with its obligations under regulation 13(4) of the Transfer Regulations.

13.6 The Purchaser shall provide the Seller with such information as the Seller may reasonably request in writing to enable it to comply with any legal requirement (whether statutory or pursuant to any written agreement with any trade union or other employee body) in relation to the Proposed Transaction to consult with or inform the Business Employees (or any of them), a relevant trade union or any other employee representatives.

13.7 Within 10 Business Days following Closing the Seller shall deliver to the Purchaser PAYE records relating to each of the Business Employees duly completed up to Closing.

13.8 The Seller shall prior to Closing provide to the Purchaser such personnel files as the Seller has in its possession or under its control relating to the employment of the Employees or Business Employees.

13.9 The Seller shall be responsible for the payment of any retention bonus or Sales Bonus to or for any Business Employee who is engaged in the Business by the Seller and which is agreed by the Seller prior to Closing.

13.10 The Seller undertakes that it will:

(a)	notify the Purchaser in writing as soon as reasonably practicable upon receipt of a notice to exercise an Option by an Optionholder on or after Closing (an Exercise) and such notification shall request details from the Purchaser of the amount of any UK income tax and employee national insurance liability that shall arise upon an Exercise. The notification shall provide details of the Seller’s Guarantor’s share price and any such other information as the Purchaser may reasonably require to calculate an Optionholder’s income tax (in the case of an Optionholder who is an Employee) and employee national insurance liability (in the case of an Optionholder who is an Employee or a Business Employee);

(b)	subject to the Purchaser complying with clause 13.11(b), it shall pay to the Purchaser an amount equal to all employers’ national insurance arising on an Exercise; and

(c)	subject to the Purchaser complying with clauses 13.11(a) and (b) hereof, in respect of an Exercise remit such amounts, in pounds sterling, referred to in clauses 13.11(a) and (b) by a telegraphic transfer forthwith to such UK bank account as the Purchaser shall notify to the Seller in writing and in any event such transfer shall be made no later than ten Business Days from the date of the relevant Exercise provided that the Purchaser shall have provided sufficient details of its nominated UK bank account within this time.

13.11 The Purchaser undertakes that it will:

(a)	advise the amount, in pounds sterling, required to meet any UK income tax (in the case of each Employee) and employee national insurance liability (in the case of each Employee and each Business Employee) arising on an Exercise;

(b)	advise the amount, in pounds sterling, required to meet the employers’ national insurance liability arising on an Exercise;

(c)	discharge to the relevant tax authority all tax and national insurance liabilities detailed in clauses 13.11(a) and (b) hereof arising from an Exercise; and

(d)	subject to the Seller’s compliance with clause 13.10(b), pay to the Seller an amount equivalent to the Corporation tax which would otherwise would have been payable if a corporation tax deduction is obtained and used to relieve or mitigate a corporation tax liability by the Purchaser or any member of the Purchaser’s Group under Schedule 23 to the Finance Act as a result of an Exercise.

13.12 To the extent that the Seller complies with its undertakings in clause 13.10 (above), it shall have no further obligations to the Purchaser, Target Company or any member of the Purchaser Group in respect of the income tax, employee national insurance and employers’ national insurance on an Exercise.

13.13 The Seller agrees between the date of this Agreement and Closing to co-operate with the Purchaser with respect to the Purchaser’s possible recruitment of employees specified in Exhibit 6 by providing information to those persons about the Purchaser and the Purchaser Group and allowing the Purchaser reasonable access to communicate with those employees.

14. TAX

14.1 The provisions of Schedule 10 and this clause 14 shall govern all Tax Claims, Tax Warranties and all other claims, liabilities or matters related to tax. The provisions of Part B of Schedule 10 shall come into effect at Closing.

14.2 The Seller agrees that it will claim relief from stamp duty land tax in respect of the grant of the New 117 Lease pursuant to section 57A of the Finance Act 2003 (Sale and leaseback arrangements).

14.3 The Seller agrees to pay to the Purchaser an amount equal to 50 per cent. of the Purchaser’s liability to stamp duty land tax in respect of the assignment of the New 117 Lease.

14.4 In the event that relief from stamp duty land tax is not obtained under clause 14.2 above, the Purchaser agrees to repay the amount paid by the Seller to the Purchaser under clause 14.3 above.

14.5 Payments under clauses 14.3 and 14.4 shall be made on or before the date which is the later of ten Business Days after demand is made therefor and two Business Days before the relevant stamp duty land tax liability must be paid to HM Revenue and Customs.

15. INSURANCE

15.1 From the date of this Agreement until (and including) the Closing Date, members of the Seller Group and the Target Company shall continue in force all policies of insurance maintained by them in respect of the Target Business.

15.2 From and after the Closing, all insurance cover arranged in relation to the Target Business by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease. The Seller shall be entitled to make arrangements with its insurers to reflect this clause 15.2.

15.3 With respect to events or circumstances relating to the Business Assets, the assets owned or used by the Target Company, the Assumed Liabilities, the Employees, the Business Employees or the Target Company that occurred or existed prior to the Closing Date that are covered by occurrence-based third party insurance policies maintained by the Seller Group’s occurrence-based insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs (collectively, the Pre-Closing Insurance), the Purchaser may make such claims as are permitted under such policies and programs, and the Seller shall use reasonable endeavours to have the Purchaser added as a named insured party in respect of such Pre-Closing Insurance to the extent such policies allow this and provide reasonable assistance to the Purchaser or take such actions as may reasonably be required in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and provide the Purchaser with the proceeds paid with respect to such claims.

16. ENVIRONMENTAL INDEMNITY

The provisions of Schedule 11 shall apply in respect of liability for Environmental Losses.

17. PAYMENT OF INTER COMPANY DEBT

The provisions of Schedule 12 shall apply in respect of the payment of Inter Company Non Trading Debt and Inter Company Trading Debt.

18. SEPARATION AND TRANSITION

18.1 Objectives

(a)	Each party agrees to develop a reasonable set of procedures and arrangements for:

(i)	the separation of assets, contracts and employees in connection with the Proposed Transaction; and

(ii)	any transitional arrangements or services, to the extent necessary for the carrying on of the Business by the Purchaser and the carrying on of the remaining business of the Seller Group in the manner (in all material respects) in which it was carried out immediately prior to execution of this Agreement, which aim to minimise any disruption to, and to ensure continuity of, the business of, and to provide service and support to, and avoid any material adverse impact upon, the Seller Group, the Purchaser Group, the Target Company and the Target Business (as applicable) as a result of the Proposed Transaction (the Overall Objectives).

(b)	The arrangements agreed by the parties to achieve the Overall Objectives shall incorporate the following areas of business activity as appropriate and the principles set out in Schedule 14:

(i)	the Business Assets and the Excluded Assets, and anything equivalent relating to the Target Company, as well as the Business Employees and the Employees;

(ii)	historical data and other content used by the Target Company, the Target Business and/or by the Seller Group, a plan for its migration or copying or other access to permit its continued use by the Seller Group, the Purchaser Group and the Business;

(iii)	the IT Systems and/or other desktops, hardware, software, software products, systems, computer and telecommunications networks (local and wide area), infrastructure and peripherals, email, online products or services, web or internet/intranet sites and domain names, product or other content, customer or other databases, sales and marketing systems, content delivery systems, distribution and/or warehousing systems, enterprise resource planning systems, production management and scheduling systems, links to transactional systems, hosted, managed or outsourced services (including without limitation online testing), business continuity and/or disaster recovery, and/or services and support in relation to each of the foregoing;

(iv)	functions such as legal, accounting (including accounts receivable, accounts payable and credit control), human resources (including information, benefits and payroll), customer service, sales, marketing and public relations, tax, insurance, real estate, premises, shared services and service or other centres, and other office functions; and

(v)	any other item or thing, services or support provided or used by or for the Target Business immediately prior to Closing which materially affects the Overall Objectives.

(c)	Save as provided in this clause 18, the Purchaser and the Seller will each bear their own costs of all separation projects.

(d)	The Seller and the Purchaser shall act in good faith to the other and co-operate with and assist the other (and any relevant third party) as regards achieving the Overall Objectives.

18.2 Pre-Closing separation steps

(a)	In the period from the date of this Agreement to Closing, the Seller and the Purchaser agree to co-operate and to use reasonable endeavours to facilitate the separation of the Target Business from the Seller Group and to take steps, where practicable, to endeavour to have such separation completed before Closing or shortly thereafter.

(b)	Without prejudice to clause 18.2(a), the Seller shall use reasonable endeavours to implement the actions and steps required to separate the Target Business as set out in Exhibit 5 Part A by Closing.

(c)	The Seller shall bear the cost of implementing the actions and steps set out in Exhibit 5 Part A, other than the costs for the separation of the telecommunications system, which costs shall be borne equally by the Seller and the Purchaser.

(d)	The Seller agrees to use reasonable endeavours to assign or transfer to the Purchaser all licences, other than licences for Excluded IT Systems, for IT Systems required by the Purchaser to use the IT Systems with effect from Closing at the Seller’s cost. To the extent that such licences cannot be assigned or transferred by Closing, the Purchaser may acquire new licences at the Seller’s cost. For the avoidance of doubt, the Seller’s obligations under this clause 18.2(d) relate solely to the assignment or transfer of the licences and the Seller shall have no liability to pay (i) any Costs for new licences acquired by the Purchaser other than the actual product acquisition costs (and not any continuing licence fees for such products), and (ii) any renewal fees relating to the licences that would otherwise have been incurred by the Target Business in the ordinary course after Closing.

18.3 Transitional Services

(a)	For the period from Closing to 31 March 2008, and subject to obtaining and maintaining any required third party consents, the Seller agrees to use reasonable commercial endeavours to provide, or procure that members of the Seller Group provide, the Transitional Services.

(b)	The costs of obtaining any third party consents required to allow the provision of the Transitional Services shall be borne by the Purchaser.

(c)	Subject to clause 18.3(d), the Seller shall provide or procure the provision of the Transitional Services to the Purchaser or the Target Company, as the case may be at cost. If any element of the Transitional Services is procured from a third party and was so procured prior to Closing, then the Seller may pass any increases in the charges for that element that are imposed by the third party through to the Purchaser, to the extent that they relate to the Transitional Services.

(d)	For the avoidance of doubt the parties acknowledge that the charge in respect of the Transitional Service specifically identified in the document titled “Fleming Shared Services Accounting Manual” included in the Data Room as document 19.1 shall be £55,000, payable in two equal instalments (one payable within 20 Business Days of the Closing Date and the other due within 20 Business Days of 31 March 2008).

(e)	The Purchaser and the Seller shall each appoint a transitional manager in respect of the period from the date of this Agreement until 31 March 2008 (or such other date as the parties may agree) to plan for and manage the Transitional Services. The parties agree to co-operate to ensure each transitional manager will have access to the Business Premises, employees and the other party’s transitional manager preparing the Transitional Services reasonably necessary to ensure the smooth operation of the Transitional Services and the achievement of the Overall Objectives.

(f)	The arrangements agreed by the parties for the Transitional Services to achieve the Overall Objectives shall incorporate the following where relevant:

(i)	specifications, quantity thresholds, and service levels (in each case based on those as at the Closing Date);

(ii)	changes to the service, security and other requirements to be complied with;

(iii)	provisions relating to intellectual property, third party consents and similar approvals, access and information, audit and inspection, payment, termination, liability, indemnities and warranties, in each case as customary in relation to such arrangements;

(iv)	provisions dealing with force majeure and other circumstances in which it may not be possible to provide the relevant Transitional Services; and

(v)	a provision dealing with maximum aggregate liability whether for damages, breach of contract, negligence or otherwise.

(g)	Without prejudice to the agreements contained herein, each of the Seller and the Purchaser agree to negotiated in good faith and to use reasonable endeavours to enter into a transition agreement as soon as practicable after the date of this Agreement in order to achieve the Overall Objectives.

18.4 The Seller and the Purchaser agree to co-operate with the each other and to use reasonable endeavours to facilitate a smooth transition from the provision of the Transitional Services by the Seller or members of the Seller Group to the provision of such services by the Purchaser Group by 31 March 2008. Prior to 31 March 2008, the Purchaser shall notify the Seller of any additional services that it may require. The Parties agree to negotiate in good faith the terms upon which any such additional services would be provided by the Seller Group.

18.5 This clause 18 shall apply only to the Business Properties to the extent that they are not otherwise dealt with under the terms of Schedule 8 and in the event of any conflict between the terms of this clause 18 and the provisions of Schedule 8, the provisions of Schedule 8 shall prevail.

19. THIRD PARTY ASSURANCES

19.1 The Purchaser shall ensure that as soon as reasonably practicable after Closing each member of the Seller Group is released in full from all Third Party Assurances listed in Part A of

Exhibit 1 given by it in respect of obligations of the Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of the Target Company or relating to any Business Contract, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 19, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

19.2 The Seller shall ensure that as soon as reasonably practicable after Closing the Target Company is released in full from all Third Party Assurances, listed in Part B of Exhibit 1, given by it otherwise than in respect of the obligations of the Target Company or relating to the Target Business. Pending release of any such assurances referred to in this sub-clause 19.2, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of such assurance.

20. PROTECTION OF THE PURCHASER’S INTERESTS

20.1 In this clause 20:

(a)	Competing Business means any business carried on within England and/or Scotland which wholly or partly competes with the Target Business;

(b)	Recognised Investment Exchange means any body of persons which is a recognised investment exchange for the purpose of the Financial Services Markets Act 2000;

(c)	Restricted Goods or Services means goods or services of the same type as or similar to or competitive with any goods or services supplied by the Target Business at the Closing Date; and

(d)	references to acting directly or indirectly include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person.

20.2 The Seller covenants with the Purchaser that until the expiration of 24 months from the Closing Date, it shall not directly or indirectly:

(a)	carry on or be engaged or interested in a Competing Business save that it may hold for investment up to 3% of any class of securities quoted or dealt in on a Recognised Investment Exchange; or

(b)	act as a consultant or employee or worker or officer in any executive, sales, marketing, research or technical capacity in a Competing Business or provide technical, commercial or professional advice to a Competing Business;

and it will use reasonable efforts to enforce any terms of employment or other agreements in respect of the Non-Transferring Employees, and take all other reasonable steps, to procure that such Non-Transferring Employees comply with these restrictions.

20.3 Subject to clause 20.4, the Seller covenants with the Purchaser that until the expiration of 24 months from Closing, it shall not directly or indirectly solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Target Company or the Business any person who is, and was at Closing, employed or engaged by the Target Company or a member of the Seller Group in respect of the Business, whose departure from the Target Company or the Business would have a material adverse effect on the Target Business, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving).

20.4 The restrictions in clause 20.3 shall not apply to: (i) any public advertisements for employment placed by the Seller and not specifically targeted at persons employed or engaged by the Target Company or the Purchaser; (ii) any person employed or engaged by the Target Company or the Purchaser contacting the Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from the Seller; or (iii) any person employed or engaged by the Target Company or the Purchaser who ceases to be employed or engaged by the Target Company or the Purchaser otherwise than in connection with any restricted action prohibited under clause 20.3.

20.5 The Seller covenants with the Purchaser that until the expiration of 24 months from the Closing Date, it shall not directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person:

(a)	who, to its knowledge, was provided with goods or services by a member of the Seller Group or the Target Company in relation to the Target Business at any time during the 12 months up to and including the Closing Date; or

(b)	who, to its knowledge, was negotiating with a member of the Seller Group or the Target Company in relation to the Target Business in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Closing Date, for the purpose of offering to that person Restricted Goods or Services, and it will use reasonable efforts to enforce any terms of employment or other agreements in respect of the Non-Transferring Employees, and take all other reasonable steps, to procure that such Non-Transferring Employees comply with these restrictions.

20.6 Subject to clause 20.7, the Purchaser covenants with the Seller that until the expiration of 24 months from Closing, it shall not directly or indirectly solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Seller or any member of the Seller Group, any person who is, and was at Closing, employed or engaged by the Seller or any member of the Seller Group, whose departure from the Seller or member of the Seller Group would have a material adverse effect on the business of the Seller or member of the Seller Group, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving).

20.7 The restrictions in clause 20.6 shall not apply to: (i) any public advertisements for employment placed by the Purchaser and not specifically targeted at persons employed or engaged by the Seller or a member of the Seller Group; (ii) any person employed or engaged by the Seller or a member of the Seller Group contacting the Purchaser on his or her own initiative without any direct or indirect solicitation by or encouragement from the Purchaser; (iii) any person employed or engaged by the Seller or a member of the Seller Group who ceases to be employed or engaged by the Seller or a member of the Seller Group otherwise than in connection with any restricted action prohibited under clause 20.6; (iv) any person who is required or entitled by law to be offered employment by the Purchaser; or (v) the offer of employment between the date of this Agreement and the Closing Date to any or all of the employees listed in Exhibit 6 Part B to this Agreement.

20.8 The Purchaser covenants with the Seller that until the expiration of 24 months from the Closing Date, it shall not directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person:

(a)	who, to its knowledge, was provided with goods or services by a member of the Seller Group in relation to the Discovery Business at any time during the 12 months up to and including the Closing Date; or

(b)	who, to its knowledge, was negotiating with a member of the Seller Group in relation to the Discovery Business in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Closing Date, for the purpose of offering to that person goods or services of the same type as or similar to or competitive with any goods or services supplied by the Discovery Business at the Closing Date, and it will use reasonable efforts to enforce any terms of employment or other agreements in respect of the Transferring Employees, and take all other reasonable steps, to procure that such Transferring Employees comply with these restrictions.

21. INFORMATION, RECORDS AND ASSISTANCE POST CLOSING

21.1 Save as provided elsewhere in the Agreement, for 24 months following the Closing Date each member of the Purchaser Group shall provide the Seller (at the Seller’s expense) and each member of the Seller Group shall provide the Purchaser (at the Purchaser’s expense) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records that are required by law to be kept (for so long as such records are required to be kept by law) and held by it after Closing to the extent that they relate to the Target Business and to the period up to Closing (the Records). This obligation is subject to the provisions of clause 24 (Confidentiality).

21.2 For 7 years following the Closing Date no member of the Purchaser Group and no member of the Seller Group shall dispose of or destroy any of the Records without first giving the Seller or the Purchaser, as the case may be, at least 2 months’ notice of its intention to do so and giving the Seller or the Purchaser (as the case may be) a reasonable opportunity to remove and retain any of them (at the Seller’s or Purchaser’s expense, as the case may be).

21.3 Each member of the Purchaser Group shall (at the Seller’s expense) and each member of the Seller Group shall (at the Purchaser’s expense) also give such assistance to any member of the Seller Group or the Purchaser Group as the Seller or Purchaser (as the case may be) may reasonably request in relation to any third party proceedings by or against any member of the Seller Group or the Purchaser Group (as the case may be) so far as they relate to the Target Business, including proceedings relating to employees’ claims or taxation.

21.4 Prior to Closing the Seller (and, if appropriate, the Purchaser) shall enter into an engagement letter with the Auditors to audit the pro-forma non statutory accounts of the Target Business for the year ended 31 December 2006 and the period from 1 January 2007 to the Closing Date (which will be prepared in a format acceptable for SEC filing requirements or Section 3.05 of Regs-X for SEC registrations, including note disclosure reconciled to US GAAP and audited in accordance with US GAAS) (the Audited Target Business Accounts) in a form satisfactory to the Purchaser After Closing the Seller shall, and shall procure that the members of the Seller Group and its officers and employees shall, cooperate with the Purchaser, as may be reasonably requested by the Purchaser and at the Purchaser’s expense in relation to the Purchaser’s preparation of the Audited Target Business Accounts by:

(a)	affording the Purchaser or any member of the Purchaser Group’s officers, employees, agents, auditors and representatives access, upon reasonable written notice and during normal business hours, to (i) all books of account, ledgers, general, financial and accounting and other records and data relating to the operation or conduct of the Target Business that are retained by the Seller, the Seller’s Guarantor or any of their affiliates necessary for the preparation of the Audited Target Business Accounts (the Retained Records);

(b)	providing reasonable assistance to the Purchaser in relation to the separation of financial information in respect of the Target Business from financial information in respect of the business retained by the Seller, including for the avoidance of doubt, information contained in the management accounts of the Seller and the Seller’s Guarantor (if applicable);

(c)	without limiting the generality of (b) above, to the Purchaser in separating the direct costs, and establishing reasonable allocations for indirect costs, associated with and in respect of the Target Business from the direct and indirect costs in respect of the business retained by the Seller; and

(d)	all reasonable cooperation with the Auditors so as to ensure that they are able to complete the audit of the Audited Target Business Accounts, including without limitation satisfying the information requirements to support the audit process, but, in the absence of any wilful misconduct or fraud by any member of the Seller Group or its directors, officers or employees, without any liability whatsoever on the part of any member of the Seller Group or its directors, officers and employees and the Purchaser shall hold harmless the Seller Group, its directors, officers and employees in respect of such co-operation. Provided that, notwithstanding the foregoing sentence, neither the Seller nor the Purchaser shall have any direct claim against the directors, officers or employees of the Seller or any member of the Seller Group.

21.5 In connection with the Purchaser’s preparation of the Audited Target Business Accounts, the Seller and the Seller’s Guarantor shall, and shall cause their officers and employees to, execute all certificates and documents, including customary management letters, that the Auditors reasonably determine, and the Seller and the Purchaser reasonably agree, are required under the terms of the engagement letter to be entered under clause 21.4 above in connection with the preparation of such Audited Target Business Accounts. The Seller and the Purchaser each agree to use commercially reasonable efforts to have prepared draft Audited Target Business Accounts within 45 days of Closing and for the audit of the Audited Target Business Accounts to have been completed within 90 days of Closing. The Seller and the Seller’s Guarantor shall not, and shall not permit their Affiliates to, dispose of any Retained Records without providing the Purchaser with an opportunity, at the Purchaser’s cost and expense, to remove and retain such Retained Records.

22. PAYMENTS

22.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

22.2 Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account or, in the case of any payment to the Target Company, to such account as the Purchaser may nominate. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

22.3 Payment under clause 22.1 and clause 22.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

22.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

23. ANNOUNCEMENTS

23.1 Promptly after this Agreement has been signed by each of the parties, the Seller and the Purchaser shall each release the Signing Announcements in the manner that they would make material announcements in the ordinary course of business.

23.2 Until the Closing Date, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

23.3 The restriction in clause 23.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

24. CONFIDENTIALITY

24.1 For the purposes of this clause 24, Confidential Information means:

(a)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, the Target Company and/or the Business; or

(b)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, the Target Company and/or the Business; and

(c)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

24.2 Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 24 permits or (ii) as the other party approves in writing.

24.3 Clause 24.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); nor

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

24.4 Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

24.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, the Target Company, the Business or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

24.6 Notwithstanding the foregoing and any other provision in this Agreement, the parties (and each employee, representative, or other agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

25. ASSIGNMENT

25.1 Neither the Seller nor the Purchaser shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it unless such assignment, transfer, charge, dealings, grant, declaration, creation or disposal is:

(a)	specifically agreed to in writing by the Seller and the Purchaser; or

(b)	to one of that person’s Affiliates.

25.2 Any purported assignment in contravention of this clause 25 shall be void.

26. TRANSFER OF ASSETS

26.1 Without prejudice to any other rights and remedies of either the Purchaser or the Seller under this Agreement, in the event that the Seller or any other member of the Seller Group, after Closing, (for the purposes of this clause 26.1 the Holder) owns, leases or licences any asset which, immediately prior to Closing, was used by the Target Company or the Seller in connection with the carrying out of the Target Business, other than any asset owned, leased or licensed by the Seller and/or any other member of the Seller Group which is provided by the Seller to the Purchaser on a transitional basis in accordance with clause 18 of this Agreement, and the Purchaser gives the Seller a written request within 12 months of the date of Closing that the Holder transfers the relevant asset to the Purchaser, the Target Company or the relevant member of the Purchaser Group (as the Purchaser shall so direct) (the Recipient), then the Seller or the relevant member of the Seller Group shall:

(a)	if the relevant asset was, immediately prior to Closing, used exclusively or predominantly by the Target Company or a member of the Seller Group in connection with the Target Business, do all such acts and things as may be necessary to transfer the relevant asset absolutely to the Recipient for nil consideration; or

(b)	if the relevant asset was, immediately prior to Closing, used, but not exclusively or predominantly, by the Target Company or a member of the Seller Group in connection with the Target Business, except as relates to Intellectual Property, which is dealt with in Schedule 9, or Business Employees or Employees, or if the Purchaser directs the Holder not to transfer the relevant asset absolutely, or until such transfer is effected and grant (or, if the owner is no long a member of the Seller Group, use best endeavours to grant) to the Recipient a royalty-free, perpetual, irrevocable, worldwide right and licence (with a right to sub-license to a member of the Purchaser Group whilst it remains as such) to use the relevant asset in the same manner (in all material respects) as the relevant asset was so used immediately prior to Closing, provided that if any third party consent or approval is required for the transfer of, or the grant of the licence in relation to, the relevant asset to be effective or lawful, then the Purchaser shall or shall procure that such member of the Purchaser Group (as the case may be) shall use its best endeavours to obtain that consent or approval as soon as reasonably practicable, upon which the relevant asset shall be transferred to the Seller or a licence shall be granted to the Seller as the case may be.

26.2 Without prejudice to any other rights and remedies of either the Purchaser or the Seller under this Agreement, in the event that the Purchaser or the Target Company or the Purchaser or any other member of the Purchaser Group, after Closing, (for the purposes of this clause 26.2, the Holder) owns, leases or licences any asset which, immediately prior to Closing, was used by a member of the Seller Group exclusively or predominantly in connection with business other than the Target Business, other than any asset owned, leased or licensed by the Seller and/or any other member of the Seller Group which is provided by the Seller to the Purchaser on a transitional basis in accordance with clause 18 of this Agreement, and the Seller gives the Purchaser a written request within 12 months of the date of Closing that the Holder transfers the relevant asset to the Seller or a member of the Seller Group (as the Seller shall so direct), then the Purchaser or the relevant member of the Purchaser Group shall do all such acts and things as may be necessary to transfer the relevant asset absolutely to the Seller or such member of the Seller Group for nil consideration provided that if any third party consent or approval is required for the transfer of, or the grant of the licence in relation to, the relevant asset to be effective or lawful, then the Purchaser shall or shall procure that such member of the Purchaser Group (as the case may be) shall use its best endeavours to obtain that consent or approval as soon as reasonably practicable, upon which the relevant asset shall be transferred to the Seller or a licence shall be granted to the Seller as the case may be.

26.3 For the avoidance of doubt, any costs or expenses incurred in connection with the transfer of the relevant assets (excluding transfer taxes) under clause 26.1 shall be borne by the Seller.

27. FURTHER ASSURANCES

27.1 Each of the Seller and the Purchaser shall, for a period of 12 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement including any documents as are necessary to assign the Registered Business IP.

27.2 Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

28. COSTS

28.1 Subject to clause 28.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

28.2 The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes (Transfer Taxes) including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

29. NOTICES

29.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

29.2 The addresses and fax numbers of the parties for the purpose of clause 29.1 are:

Seller

Address:	114 Milton Park Abingdon Oxfordshire OX14 4RZ United Kingdom

For the attention of:	Chief Operating Officer

Fax:	+44 (0) 1235 441503

Seller’s Guarantor

Address:	Schnackenburgallee 114 22525 Hamburg Germany

For the attention of:	Head of Legal

Fax:	+49 (0) 405 608 1222

Purchaser

Address:	Inchwood Bathgate West Lothian EH48 2EH United Kingdom

For the attention of:	Company Secretary

Fax:	+44 131 451 2062

With a copy to the Purchaser’s Guarantor, attention of the General Counsel.

Purchaser’s Guarantor

Address:	Two Greenwich Office Park Greenwich, CT USA 0683

For the attention of:	General Counsel

Fax:	+1 203 422 0266

29.3 Any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser or the Purchaser’s Guarantor if delivered to the Purchaser’s address set out above.

29.4 Any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller or the Seller’s Guarantor if delivered to the Seller’s address set out above.

30. CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement entered in connection with the Proposed Transaction this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

31. WHOLE AGREEMENT

31.1 This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and the Business and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction including the Confidentiality Agreement and the letter of intent from the Purchaser Guarantor and agreed by the Seller Guarantor on 23 July 2007 which, for the avoidance of doubt, shall cease to have any force and effect from the date of this Agreement. It is agreed that:

(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 31 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

32. PURCHASER’S GUARANTEE

32.1 In consideration of the Seller entering into this Agreement, the Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Seller and to its Affiliates as a continuing obligation that the Purchaser and its Affiliates will comply properly and punctually with its obligations under this Agreement and each Transaction Document.

32.2 The liability of the Purchaser’s Guarantor under clause 32.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Purchaser, its Affiliates or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Purchaser in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to the Purchaser, the Purchaser’s Guarantor, the Sellers or the Seller’s Guarantor) which would or might (but for this clause) operate to impair or discharge the liability of the Purchaser’s Guarantor or afford the Purchaser’s Guarantor or the Purchaser or its Affiliates any legal or equitable defence.

33. SELLER’S GUARANTEE

33.1 In consideration of the Purchaser entering into this Agreement, the Seller’s Guarantor unconditionally and irrevocably guarantees to the Purchaser and to its Affiliates as a continuing obligation that the Seller and its Affiliates will comply properly and punctually with its obligations under this Agreement and each Transaction Document.

33.2 The liability of the Seller’s Guarantor under clause 33.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Seller, its Affiliates or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Seller (or any act taken by the Seller in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to the Seller, the Seller’s Guarantor, the Purchaser or the Purchaser’s Guarantor) which would or might (but for this clause) operate to impair or discharge the liability of the Seller’s Guarantor or afford the Seller’s Guarantor or the Seller or its Affiliates any legal or equitable defence.

34. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

35. COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

36. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

37. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

38. NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

39. GOVERNING LAW AND JURISDICTION

39.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

39.2 Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

SCHEDULE 1

THE BUSINESS AND THE TARGET COMPANY

Part A : Business Assets

Business Assets include the following:

1.	Business Fixed Plant and Equipment;

2.	Business Loose Plant and Equipment;

3.	Stock;

4.	The benefit of all Business Contracts;

5.	Business Claims;

6.	Business Information;

7.	Business Intellectual Property Rights;

8.	IT Systems necessary to run the Business in the ordinary course; and

9.	Business Goodwill,

together with those assets listed in the asset register of the Business as at Closing but, for the avoidance of doubt, do not include the Excluded Assets and the Excluded Liabilities.

Part B : Excluded Assets

Excluded Assets comprise the following:

1.	Non-Exclusive Information;

2.	Any cash (whether at bank or in hand) or cash equivalents owned by any member of the Seller Group;

3.	Any insurance policies held by the Seller Group which relate to the Target Business;

4.	Any information and communication systems (including hardware and software) which are used at Closing in relation to the Business and which are located in premises occupied by a member of the Seller Group which is not a Business Property and where transfer of the systems is reasonably impracticable;

5.	Any right to repayment of tax and the benefit of any other claim in respect of tax;

6.	Any rights, including Intellectual Property Rights, in the names “Evotec”, “Oxford Asymmetry” or “OAI” or any name or mark incorporating them; and

7.	Trade Debtors.

8.	Excluded IT Systems.

Part C : Excluded Liabilities

Excluded Liabilities comprise the following:

1.	Any Business Liability expressly retained by, or expressly for the account of, any member of the Seller Group under the terms of the Transaction Documents;

2.	Any tax in respect of any Business or Business Asset, except as provided in Part C of Schedule 10;

3.	Financial Debt of any member of the Seller Group; and

4.	Trade Creditors.

For the avoidance of doubt, references in Parts B and C of this Schedule 1 to the Seller Group or any member of the Seller Group shall not be taken to refer to the Target Company.

Part D : Target Company

1.	Name:	Evotec (Scotland) Limited

2.	Date of Incorporation:	5 December 1997

3.	Registered Number:	SC181282

4.	Registered Office:	Todd Campus West of Scotland Science Park Acre Road Glasgow G20 0XA

5.	Directors:	Jörn Aldag Dr Mario Eugenio Cosimino Polywka

6.	Secretary:	David Richardson

7.	Authorised Capital:	£1,000 divided into 58,000 A Ordinary Shares, 18,000 B Ordinary Shares and 24,000 Ordinary Shares of £0.01 each

8.	Issued Capital:	£950 divided into 58,000 A Ordinary Shares, 18,000 B Ordinary Shares and 19,000 Ordinary Shares of £0.01 each.

9.	Registered Shareholders:	The Seller 58,000 Ordinary A Shares, 18,000 B Ordinary Shares and 19,000 Ordinary Shares of £0.01 each

10.	Auditors:	KPMG LLP

11.	Tax District:	Cumbernauld Glasgow

12.	Tax Reference:	817 949 30 26521

13.	VAT Registration Number:	717132360

14.	Subsidiaries:	None

15.	Mortgages and Charges:	Bond and floating charge over all property and assets present and future including uncalled capital created 20 January 2000 in favour of The Royal Bank of Scotland

SCHEDULE 2

SELLER WARRANTIES

In this Schedule where a statement is made referring to the Seller it shall be construed as including a reference, and applying, to the Business which the Seller is selling under this Agreement and not to any other business of the Seller.

Part A : General/Commercial

1. THE SELLER GROUP, THE SHARES AND THE TARGET BUSINESS

1.1 Authorisations, valid obligations, filings and consents.

(a)	Each of the Seller and the Seller’s Guarantor has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and all other Transaction Document to which it is a party.

(b)	Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) result in a breach of any laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority.

1.2 The Seller Group, the Shares and the Target Company.

(a)	Each of the Seller, the Seller’s Guarantor and the Target Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each of the Seller, the Seller’s Guarantor and the Target Company has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)	The Seller is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of the Shares on the terms set out in this Agreement.

(c)	The Seller is or will at Closing be entitled to transfer (or procure the transfer of) the Shares on the terms of this Agreement.

(d)	The information on the Target Company set out in Part D of Schedule 1 is accurate in all material respects.

(e)	All the Shares have been duly authorised and issued and are fully paid or properly credited as fully paid and the Seller is or will at Closing be the sole legal and beneficial owner of the Shares free from all Third Party Rights.

(f)	No person (other than the Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Target Company, nor are there any Third Party Rights on or over or affecting any of the issued or unissued shares in the Target Company.

(g)	The Shares constitute the whole of the issued share capital of the Target Company.

1.3 The Business. The Seller has or will at Closing have the right, title and authority to sell to the Purchaser the legal and beneficial ownership of all material Business Assets comprised in its Business free from all Third Party Rights other than Permitted Encumbrances.

2. FINANCIAL MATTERS

2.1 The Target Company Accounts. The Target Company Accounts:

(a)	present a true and fair view of the state of affairs of the Target Company and its assets and liabilities as at the Last Accounts Date and the results thereof for the financial year ended on the Last Accounts Date; and

(b)	comply with generally accepted accounting principles in the relevant jurisdiction as at the Last Accounts Date; and

(c)	were prepared in all material respects consistently with the Accounts for the Target Company for the year ended 31 December 2005.

2.2 The Business Financial Information. The Business Financial Information:

(a)	does not misrepresent the state of affairs of the Business in relation to the periods it covers; and

(b)	was prepared on a materially consistent basis throughout the period to which it relates.

3. ORDINARY COURSE OF BUSINESS

3.1 Ordinary Course. Since the Last Accounts Date:

(a)	the Target Business has been carried on in the ordinary course and so as to maintain it as a going concern;

(b)	there has been no event which is materially adverse to the condition (financial, operational, legal or otherwise) or earnings of the Target Business during the period prior to the date of this Agreement. So far as the Seller is aware, there has been no event specific to the Target Business and which is not affecting similar participants in the industry in which the Target Business operates which will, or is reasonably likely to, have a material adverse effect on the financial condition of the Target Business, as it is carried on in the ordinary course at the date of this Agreement, in the period from the date of this Agreement to 31 December 2007;

(c)	as far as the Seller is aware, the Target Business has not been materially and adversely affected by the loss of any important customer or source of supply and the Seller is not aware of any fact likely to give rise to any such effect whether before Closing or after; and

(d)	the Seller has not in relation to the Target Business acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of trading where the value of such assets exceeds £250,000.

4. REGULATORY MATTERS

4.1 Licences. Neither the Target Company nor the Seller (in relation to the Business) has received any written notice from a Governmental Entity in the 12 months prior to the date of this Agreement alleging that the Target Company or Seller has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on the Target Business effectively in the places and in the manner in which it is carried on at the date of this Agreement and the Seller is not aware of any circumstances that would lead to such allegations being made or threatened by a Governmental Entity.

4.2 Compliance. So far as the Seller is aware, in the 12 months prior to the date of this Agreement:

(a)	each of the Target Company and the Seller has conducted its business and corporate affairs in all material respects in accordance with all applicable laws and regulations and in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents; and

(b)	there has been no material default by the Target Company or the Seller under any order, decree or judgment of any court or any governmental or regulatory authority which applies to the Target Business (or any part of it).

5. THE BUSINESS ASSETS

5.1 Ownership of Assets. The rights, properties and assets of the Target Company, the Business Assets, the facilities and services to which each of the Target Company and the Seller has a contractual right in relation to the Target Business, and the rights of the Purchaser Group pursuant to this Agreement and the other Transaction Documents together include all rights, properties, assets, facilities and services which are necessary for the Purchaser Group to carry on the Target Business after Closing in all material respects in the manner in which it is carried on as at the date of this Agreement. Neither the Target Company nor the Seller (in relation to the Business) depends in any material respect on the use of assets owned, or facilities and services provided, by any member of the Seller Group which will not be transferred or provided to a member of the Purchaser Group or the Target Company on Closing or provided to them pursuant to the Transitional Services arrangements.

5.2 Business Assets. Each of the Business Assets (other than the Business Premises) is the absolute property of the Seller and, other than Permitted Encumbrances, is free from any mortgage, charge, lien, bill of sale or other encumbrance and is not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and each such Asset is in the exclusive possession or under the direct control of the Seller.

5.3 Plant and Equipment. The Business Fixed Plant and Equipment and Business Loose Plant and Equipment are in good repair (taking into account in each case the use and age thereof and ordinary wear and tear of the relevant plant and equipment) and regularly maintained in each case to the extent that is not material to the Target Business.

5.4 Insurances. The Data Room contains a summary of the material insurance arrangements maintained by or covering the Target Company and the Business. Other than as set out in the Disclosure Letter, no member of the Seller Group or the Target Company has made any claim in excess of £25,000 under any such policy of insurance which is still outstanding.

6. CONTRACTUAL MATTERS

6.1 Material contracts. Save for the agreements contained in the Data Room, the Target Company is not and, in respect of the Business the Seller is not, a party to any agreement which is material. For the purposes of this paragraph 6.1 material in relation to an agreement means an agreement which is likely to result in per annum revenues of £250,000 or more.

6.2 Terms of material contracts. The Target Company is not and, in respect of the Business the Seller is not, a party to any material agreement under the terms of which, as a direct result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre emption right or other option) or (ii) the Target Company or Seller will be in material default, where such relief, exercise or default is likely to have a material adverse effect on the Target Business.

6.3 Defaults. So far as the Seller is aware, neither the Target Company nor, in respect of the Business the Seller, is in material breach or in material default under any material agreement to which it is a party; for the purposes of this paragraph 6.3, material breach or material default means a breach or default which is likely to have a cost (including, for this purpose, a loss of profit) to the Target Business of £250,000 or more.

6.4 Customers. Since the Last Accounts Date, there has not been (i) any change in the business relationship between the Seller (with respect to the Business) or the Target Company and any of their customers or suppliers which is material in the context of the Target Business or (ii) any change in any material term (including credit terms) of the Business Contracts or related agreements with any such customer. During the past two years, neither the Seller nor the Target Company has received any customer complaint concerning the products or services of the Target Business, nor has it had any of the products of the Target Business returned by a customer, other than complaints and returns in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Target Business.

6.5 Warranties and Product Liability. Each product or service provided by the Seller (in respect of the Target Business) or the Target Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. During the past two years, neither the Seller (in respect of the Target Business) nor the Target Company has been notified in writing of any liability (and, so far as the Seller is aware, there is no basis for any present or future proceeding against the Seller (in respect of the Target Business) or the Target Company giving rise to any liability) arising out of any injury to individuals or damages as a result of the possession or use of any product or service provided by the Seller (in respect of the Target Business) or the Target Company.

7. LITIGATION

7.1 Litigation. Apart from normal debt collection, neither the Target Company nor the Seller in respect of the Business is involved as a party in any material litigation, arbitration, prosecution or administrative proceedings, investigation or enforcement action and so far as the Seller is aware, no such proceedings, investigation or enforcement action have been threatened or are likely to be threatened by or against the Target Company or Seller. For this purpose material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Business of £250,000 or more.

7.2 Investigations. Neither the Seller nor the Target Company has received written notice in the 24 months prior to the date of this Agreement of any current or pending investigation by a Governmental Entity concerning the Business, the Target Company or the Seller.

7.3 Insurance Claims. No material claim under any policy of insurance taken out in connection with the Target Business or any of the Business Assets is outstanding and, as far as the Seller is aware, there are no circumstances likely to give rise to such a claim.

8. INSOLVENCY ETC.

8.1 Winding up. Neither the Seller nor the Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or the Target Company or for the appointment of any provisional liquidator, and, so far as the Seller is aware, no such order, petition or meeting is pending or threatened.

8.2 Administration and Receivership. No member of the Seller Group or the Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Target Business and, so far as the Seller is aware, no such order, petition or meeting is pending or threatened.

8.3 Voluntary arrangement etc. Neither the Seller nor the Target Company has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

8.4 Payment of Debts. Neither the Target Company nor any member of the Seller Group is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any similar or equivalent law of any other relevant jurisdiction) and neither the Target Company nor any member of the Seller Group has stopped paying its debts as they fall due.

Part B : IP/IT

1. Title. The Target Company owns all of the Target Company IP and the Seller owns all of the Business Intellectual Property Rights.

2. Interests.

(a)	Exhibit 2 lists all Registered Target Company IP. The Patent is the only Registered Business IP.

(b)	The Data Room contains copies of all of the licences of Intellectual Property Rights granted to, and by, the Target Company or Seller that are material to the Target Business.

3. No Infringement.

(a)	Neither the Seller nor the Target Company has, in the 12 months prior to the date of this Agreement, sent a written notice alleging that a third party is infringing any of the Target Company IP or the Business Intellectual Property Rights or received a written notice alleging that the operations of the Target Business infringe any third party Intellectual Property Rights.

(b)	So far as the Seller is aware, no third party is infringing any of the Target Company IP or the Business Intellectual Property Rights and the operations of the Target Business do not infringe any third party Intellectual Property Rights.

(c)	None of the Registered Business IP nor the Registered Target Company IP is the subject of any proceeding or action challenging its validity or seeking its revocation. In the 12 months prior to the date of this Agreement, neither the Seller nor the Target Company has received any notice from a third party that they intend to commence any such proceeding or action.

4. Confidentiality. So far as the Seller is aware:

(a)	no confidential information used by the Seller or the Target Company in connection with the Target Business and which is material to the Target Business has been disclosed to any third party (except in the ordinary course of business and under an obligation of confidence);

(b)	in the 12 months prior to the date of this Agreement, neither the Seller nor the Target Company, has received any notice from a third party alleging that the operation of the Target Business breaches their right of confidence; and

(c)	neither the Seller in carrying on the Business nor the Target Company has undertaken or agreed to disclose to any third party any confidential information referred to in paragraph 4(a) above except in the ordinary course of business and under an obligation of confidence.

5. Information Technology.

The IT Systems are owned by, or leased or licensed to, the Target Company or a member of the Seller Group.

6. Neither the Target Company nor the Seller has, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that the Target Company or the Seller is in material breach of any licences, leases or agreements (including all side letters, oral agreements or arrangements) relating to the IT Systems (the Information Technology Agreements) and, so far as the Seller is aware, neither the Target Company nor the Seller (as the case may be) is in material breach of the Information Technology Agreements.

7. Details of all material Information Technology Agreements are contained in the Data Room.

8. So far as the Seller is aware, the IT Systems have not, in the 12 months prior to the date of this Agreement, failed to any material extent.

9. Data protection. Neither the Seller (in relation to the Business) nor the Target Company has, in the 12 months prior to the date of this Agreement, received a written notice from the UK Information Commissioner alleging that it has not complied with the Data Protection Act 1998 and, so far as the Seller is aware, each of the Seller (in relation to the Business) and the Target Company has, in the 12 months prior to the date of this Agreement, complied with the Data Protection Act 1998 in all material respects.

Part C : Real Estate

1. Disclosure of Information. All material information disclosed in the Data Room by the Seller to the Purchaser in respect of the Properties and activities thereat is accurate in all material respects.

2. Particulars. The Target Company Properties and the Business Properties comprise all the land and buildings leased by the Seller and Target Company or used or occupied by them or in which they have any other interest, right or liability (actual or contingent) in relation to the Target Business. The particulars of the Target Company Properties and the Business Properties set out in Exhibit 4 are true and accurate in all respects.

3. Title. In the case of each of the Target Company Properties and the Business Properties:

(a)	the Seller or the Target Company (as applicable) is the sole legal and beneficial owner and has in its possession or under its control free of any lien all relevant original title deeds and documents necessary to prove the title of the Seller or the Target Company (as applicable);

(b)	there are no mortgages, charges, legal or equitable, or rent charges, (whether for securing money or otherwise) affecting any of the Target Company Property or the Business Property;

(c)	the Seller or the Target Company (as applicable) is in possession of, leases, uses and occupies it free from any underlease, licence or tenancy;

(d)	there are no agreements for sale, agreements for lease, options, rights of pre emption or similar matters affecting it the provisions of which remain to be observed or performed; and

(e)	so far as the Seller is aware the Seller or the Target Company (as applicable) does not by its use or occupation contravene any requirement or restriction having the force of law and has not received notice of breach of any covenants, conditions, restrictions, limitations and other matters binding on them;

(f)	the main services of water, drainage, electricity and gas are enjoyed.

4. Statutory Obligations, Notices and Orders. The Seller has not received any notice, order, proposal, application, request or schedule of dilapidations affecting or relating to any of the Target Company Properties or the Business Properties by any authority or other person and, so far as the Seller is aware, there are no circumstances which are likely to result in any being served or made.

5. Each of the Target Company Properties and the Business Properties complies with fire regulations.

6. Rates, Taxes and Other Outgoings. None of the Target Company Properties or Business Properties are subject to the payment of any outgoings other than non domestic rates or water rates (and, in the case of leaseholds, sums reserved by the relevant lease), all such outgoings have been duly paid.

7. Claims and Disputes. The Seller has not received notice of any action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Target Company Properties or Business Properties nor of any dispute with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to any of the Target Company Properties or Business Properties. Neither the Seller nor the Target Company has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation.

8. Planning and Development. The Permitted Use of each of the Target Company Properties and the Business Properties as stated in Exhibit 4 is the actual use to which each of the Target Company Property and the Business Properties is put.

9. No development at any of the Target Company Properties and the Business Properties has been carried out in the 6 years preceding the date of this Agreement in breach of Town and Country Planning Law and all development which is EIA development for the purposes of the Town and Country Planning (Environmental Impact Assessment) (England and Wales) Regulations 1999 has been carried out in full accordance with the environmental statement.

10. The Seller is not aware of any circumstance affecting any of the Target Company Properties or the Business Properties which may give cause for the service of any notice or proceedings under the Town and Planning Law.

11. So far as the Seller is aware none of the Target Company Properties or Business Properties are affected by any actual or contingent liability to repay the whole or any part of any compensation received pursuant to Town and Country Planning Law.

12. Business Properties. In relation to the Business Properties:

(a)	each is held under the terms of the lease which is summarised in Exhibit 4 and no licences or collateral assurances, undertakings or concessions have been made by any party to the lease;

(b)	there are no rent reviews pending or currently under negotiation or the subject of a reference to an expert or arbitrator or the Courts;

(c)	the Seller has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force; and

(d)	the Seller has not received any notices of any breach of the covenants and the conditions contained in the lease by the landlord.

Part D : Employment

1. Disclosure of Information. All material information disclosed in the Data Room by the Seller to the Purchaser in respect of Employees and the Business Employees is accurate in all material respects.

2. All material facts and matters relating to the employment or termination of employment of all the Employees and the Business Employees have been disclosed in writing to the Purchaser including, but not limited to, full particulars of:

(a)	for each person, his/her respective salary, date of birth, actual or prospective date of commencement of continuous service, notice period, and, in the event that he/she has not yet accepted the offer of employment by the Target Company or the Seller (as appropriate), that fact;

(b)	save as disclosed pursuant to paragraph (a) above, their respective terms and conditions of employment and any other agreement, relating to their employment, including for the making of any payments or provision of benefits on or after the termination of employment (howsoever arising);

(c)	any entitlement of any employee conditional on a change in the control (howsoever defined and to include without limitation a disposal of all or substantially all of the business and assets of the relevant company) of the employing company or of another company entitling the employee to resign without notice or to treat himself as dismissed or released from any obligation or to receive any payment, additional period of notice or other benefit whatsoever; and

(d)	the terms of all medical insurance schemes, share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Employees or Business Employees.

3. Key Managers. Copies of all contracts of each and every Key Manager have been disclosed to the Purchaser together with a schedule of all current rates of remuneration and entitlement to benefits of all Key Managers. No Key Manager has given or been given notice of termination of his/her contract of employment.

4. Employee Representation. Neither the Target Company nor the Target Business recognises any trade union or other body representing the Employees or the Business Employees or any of them for the purpose of collective bargaining or negotiating.

5. TUPE. Within the last 12 months there have not been any disposals or acquisitions of a business or undertaking or part thereof by the Target Company or the Target Business held, or alleged, to have been covered by the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6. Compliance with obligations. The Target Company or the Seller (as appropriate), in relation to each of the employees or the business employees complied in all material respects with its obligations under all legislation, regulations and codes of practice (whether applicable in England or in any other relevant jurisdiction) relevant to its relations with the employees and the business employees, and complied in all material respects with its obligations under Regulation 11 of the transfer regulations in relation to each of the business employees.

7. Disputes. No material dispute or complaint has arisen and no industrial action has taken place within the last 24 months between the Target Company or the Seller and any of the Employees, Business Employees, former Employees or former Business Employees and no such dispute, complaint or industrial action is currently existing or threatened and the Seller and Target Company are not aware of any circumstance which might give rise to such a dispute or industrial action.

Part E : Retirement Benefits

1. No Agreements. With the exception of the Disclosed Schemes and the Disclosed Personal Pension Arrangements (and any mandatory or state plans) there are no agreements or arrangements nor any other liability for the provision of any retirement, death, disability or life assurance benefits for any employee or officer or former employee or officer of either the Seller (in respect of the Business) or Target Company or for any spouse or dependant of any such person nor has any proposal been announced (or any promise made) to establish any such agreement or arrangement; to the extent that any such agreement or arrangement existed in the past the Seller (in respect of the Business) or Target Company have no subsisting liability in respect of it.

2. Disclosure. All material information disclosed in the Data Room by the Seller to the Purchaser in respect of the Disclosed Schemes and the Disclosed Personal Pension Arrangements is accurate in all material respects. Accurate and complete details of contributions payable to the Disclosed Schemes and the Disclosed Personal Pension Arrangements have been provided to the Purchaser.

3. Stakeholder requirements. The Seller (in respect of the Business) or Target Company has complied with the stakeholder requirements contained in sections 1 to 8 of the Welfare Reform and Pensions Act 1999 and with Article 141 of the Treaty of Rome.

4. Claims or Actions. There are not in respect of the Disclosed Schemes or the benefits under them or against the Target Company in relation to the Disclosed Personal Pension Arrangements any claims or actions (including without limitation any complaints made under any internal disputes procedure maintained in respect of the Disclosed Schemes or against the Target Company in relation to the Disclosed Personal Pension Arrangements and any references made to the Pensions Ombudsman or the Pensions Advisory Service) in progress, pending or threatened.

5. Amounts due paid. The Seller (in respect of the Business) or Target Company have duly complied with their obligations under the Disclosed Schemes and in respect of the Disclosed Personal Pension Arrangements and all amounts due to be paid to the Disclosed Schemes and in respect of the Disclosed Personal Pension Arrangements have been paid when due.

6. All death in service benefits under the Disclosed Schemes in excess of a payment equal to the member’s account are fully insured and all premiums by way of insurance which are payable in respect of the Disclosed Schemes and the rates at which such premiums are payable and any discrepancy in the amounts currently payable in respect of the Disclosed Schemes have been disclosed to the Purchaser.

7. Registered Pension Scheme. As far as the Seller is aware, the Disclosed Schemes are registered pension schemes (within the meaning of paragraph 1, Schedule 36 of the Finance Act 2004 or Chapter 2 of the Finance Act 2004).

Part F : Share Scheme Benefits

1. Disclosure of Information. All material information disclosed in the Data Room by the Seller to the Purchaser in respect of the Schemes is complete and accurate in all material respects.

2. Stock Option Plans. There are no agreements, arrangements or practices in place pursuant to which the Target Company or the Target Business are under an obligation to pay to the Seller or any member of the Seller Group any amount in connection with the participation by any of the Employees or Business Employees in any share scheme operated by the Seller or any member of the Seller Group.

Part G : Environment

1. So far as the Seller is aware, neither it (in respect of the Business) nor the Target Company is, nor have any of them been within the period of 5 years prior to Closing, in material breach of any Environmental Laws in respect of the Properties and activities carried out at the Properties.

2. There are no material claims or proceedings pending against the Seller (in respect of the Business) or the Target Company with respect to any breach of or liability under Environmental Laws.

3. No written statutory complaints or statutory notices have been received by the Seller (in respect of the Business) or the Target Company alleging or specifying any material breach of, or liability under, any Environmental Laws.

4. So far as the Seller is aware, all material Environmental Consents have been obtained and are being complied with in all material respects and are in full force and effect.

5. All reports and audits commissioned by the Seller (in respect of the Business) or the Target Company within the last 5 years relating to Environmental Matters at the Site have been disclosed.

6. The Warranties set out in Part A6.1, A6.2, A6.3, A5.1 and C9 are repeated within this Part G.

7. So far as the Seller is aware, all material information disclosed in the Data Room by the Seller to the Purchaser in respect of the Properties and activities thereat is accurate in all material respects.

SCHEDULE 3

LIMITATIONS ON LIABILITY

1. Time Limits. The Seller shall not be liable for any Claim unless it receives from the Purchaser written notice (promptly, upon the Purchaser becoming aware of such Claim) containing details and all other reasonable information relating to such Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim, but the failure to so notify the Seller will not relieve the Seller of any liability that it may have to the Purchaser, except to the extent that the Seller demonstrates that the defence of such Claim has been materially prejudiced by the Purchaser’s failure to give such notice:

(a)	in the case of a Non-Tax Claim, prior to 31 December 2008;

(b)	in the case of a Tax Claim, within the time limit set out in the Tax Covenant; or

(c)	in the case of an Environmental Claim, prior to the 5 year anniversary of the date of this Agreement.

2. Thresholds for Non-Tax Claims. The Seller shall not be liable for any single Non-Tax Claim:

(a)	unless the amount of the liability pursuant to that single Non-Tax Claim exceeds £25,000; and

(b)	unless the aggregate amount of the liability of the Seller for all Non-Tax Claims not excluded by sub paragraph (a) exceeds £250,000 (in which case the Purchaser shall be entitled to claim the whole amount and not only the excess over £250,000).

3. Maximum limit for all Non-Tax Claims.

(a)	Subject to sub-paragraphs (b) and (c) below the aggregate amount of the liability of the Seller for all Non-Tax Claims shall not exceed 20% of the Consideration.

(b)	The aggregate amount of the liability of the Seller for all Non-Tax Claims in respect of the Warranties provided in:

(i)	sub-clauses (b) and (c) of paragraph 1.2 of Part A of Schedule 2; and

(ii)	paragraph 6.1 and 6.2 of Part A of Schedule 2;

shall not exceed the Consideration.

(c)	The Seller’s liability for any Non-Tax Claims under clause 5.4 shall not be limited by the provisions of this paragraph 3.

4. Maximum limit for all Tax Claims. The aggregate amount of the liability of the Seller for all Tax Claims shall not exceed the Final Share Price.

5. Claim to be withdrawn unless litigation commenced. Any Non-Tax Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 12 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Non-Tax Claim may be made in respect of the facts, matters or circumstances giving rise to any such withdrawn claim.

6. Claims only to be brought under relevant Warranties. The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)	Intellectual Property Rights, information technology or the IT Systems and data protection matters or any related claims, liabilities or other matters (IP Matters) are set out in Part B of Schedule 2 and no other Warranty is given in relation to IP Matters;

(b)	real estate and planning and zoning matters or any related claims, liabilities or other matters (Real Estate Matters) are those set out in of Part C of Schedule 2 and no other Warranty is given in relation to Real Estate Matters;

(c)	the employment of any past or present employee of the Target Company or any member of the Seller Group or any related claims, liabilities or other matters (Employee Matters) are set out in Part D of Schedule 2 and no other Warranty is given in relation to Employee Matters;

(d)	retirement benefits, pensions or superannuation or any related claims, liabilities or other matters (Retirement Benefits Matters) are set out in Part E of Schedule 2 and no other Warranty is given in relation to Retirement Benefits Matters;

(e)	Environmental Matters or any related claims, liabilities or other matters are set out in Part G of Schedule 2 and no other Warranty is given in relation to Environmental Matters;

(f)	share schemes or any related claims, liabilities or other matters (Scheme Matters) are set out in Part F of Schedule 2 and no other Warranty is given in relation to Scheme Matters; and

(g)	taxes or any related claims, liabilities or other matters are those set out in Part A of Schedule 10 and no other Warranty is given in relation to such matters.

7. Matters disclosed. The Seller shall not be liable for any Claim for breach of the Warranties if and to the extent that the facts and circumstances giving rise to such Claim are fairly disclosed by this Agreement, any other Transaction Document or in the Disclosure Letter.

8. Matters provided for. The Seller shall not be liable for any Claim for breach of the Warranties if and to the extent that the facts and circumstances giving rise to such Claim are provided for in the Target Company Accounts, the Business Financial Information or the Closing Statement.

9. Contingent liabilities. If any Claim for breach of the Warranties or Environmental Claim is based upon a liability which is contingent only, the Seller shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 3 to give notice of that Claim before such time).

10. No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim for breach of the Warranties to the extent that it would not have arisen but for, or to the extent that it has been increased as a result of (in which case the Seller will only not be liable for the amount of the increase) any voluntary act:

(a)	after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents) outside the ordinary course of business of the Target Business as at Closing which is not required by this Agreement or any other Transaction Document; or

(b)	before Closing by any member of the Seller Group or the Target Company at the written direction or request of the Purchaser or any member of the Purchaser Group.

11. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim for breach of the Warranties.

12. Insured Claims. Subject to paragraph 9 of this Schedule 3, the Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim is recovered by the Purchaser under a policy of insurance provided that the Purchaser will use all commercially reasonable endeavours to pursue any insurance claims available to it.

13. Recovery from third party after payment from Seller. Subject to paragraph 9 of this Schedule 3, where the Seller has made a payment to the Purchaser in relation to any Claim for breach of the Warranties or Environmental Claim and the Purchaser or any member of the Purchaser Group recovers (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may reasonably require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery) or, if less, the amounts of the payments made by the Seller.

14. No liability for changes in legislation or rates of tax. The Seller shall not be liable for any Non-Tax Claim for breach of the Warranties if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.

15. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any individual liability, loss, cost, shortfall or damage which gives rise to more than one Claim, provided that this shall not prevent the Purchaser from recovering damages or obtain payment, reimbursement, restitution or indemnity in respect of separate liabilities, losses, costs, shortfalls or damages arising from any single deficiency, breach or other set of circumstances.

16. Consequential Loss. Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Closing, whether actual or prospective, provided that this paragraph shall not apply to the extent that the Purchaser or the Target Company suffers a loss of profits arising as a result of a breach of a Warranty provided in paragraph 6 of Part A of Schedule 2.

17. No claims against the Business Employees. The Seller will not make or have any right to make any claim against any of the Business Employees or Employees on whom it may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter, except in the case of wilful misconduct or fraud on the part of any such Business Employee or Employee.

SCHEDULE 4

PURCHASER WARRANTIES

1. The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2. The Purchaser has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement, where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3. Entry into and performance by both the Purchaser and the Purchaser’s Guarantor of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4. Neither the Purchaser or the Purchaser’s Guarantor are insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay their debts as they fall due or have proposed or are liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning either the Purchaser or the Purchaser’s Guarantor and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of either the Purchaser or the Purchaser’s Guarantor and no event has occurred to give the right to enforce such security.

5. So far as the Purchaser’s Guarantor is aware, no member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfilment of any regulatory approval that may be required.

SCHEDULE 5

CONDUCT OF THE TARGET BUSINESS PRE-CLOSING

1. From the date of this Agreement until Closing, the Seller shall (save with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed) ensure that:

(a)	neither it nor the Target Company acquires or disposes of, or agrees to acquire or dispose of, any material part of the Target Business or any material Business Asset or undertaking or any material revenues or assume or incur, or agrees to assume or incur, any material liability, obligation or expense (actual or contingent) in relation to the Target Business;

(b)	neither it nor the Target Company enters into (other than in the ordinary course of business) any material contract, liability or commitment in relation to the Target Business which is incapable of unilateral termination by the Seller without penalty or compensation within three months or could involve expenditure or liability which is of a material nature;

(c)	except in the case of the details set out in Exhibit 1, neither it (in relation to the Target Business) nor the Target Company repays (other than in the ordinary course of business) or creates any borrowings or other indebtedness or obligation in the nature of borrowings (including obligations pursuant to any debenture, bond, note, loan stock or other security of the Target Business and obligations pursuant to finance leases in relation to the Target Business or the Business Assets);

(d)	neither it (in relation to the Target Business) nor the Target Company pays its creditors (including any Trade Creditors) or defers any such payment otherwise than in the ordinary course or changes its policy in relation to the payment of creditors;

(e)	neither it (in relation to the Target Business) nor the Target Company collects its debtors (including any Trade Debtors) or defers any such collection other than in the ordinary course or changes its policy in relation to the collection of debtors;

(f)	neither it nor the Target Company makes, or agrees to make, capital commitments or expenditure exceeding £250,000 in relation to the Target Business;

(g)	neither it nor the Target Company makes any material change in the management and organisation of the Target Business or the manner in which it carries on the Target Business;

(h)	neither it nor the Target Company removes or allows to be removed from any Properties any material plant, machinery or equipment;

(i)	the Target Company does not issue, redeem, allot or sell, or agree to issue, redeem, allot or sell any share capital or securities convertible into or exchangeable for such share capital, or issues or grants any options, warrants, calls, subscription rights or other rights of any kind to acquire such share capital or such securities;

(j)	neither it nor the Target Company will cause the current insurance coverage in respect of the Target Business to cancel, terminate or lapse unless it is replaced by like coverage at similar premium levels;

(k)	the Target Company does not amend its articles or certificate of incorporation, by-laws or comparable constitutional documents;

(l)	the Target Company does not declare or pay any dividend or make any other distribution to its shareholders;

(m)	no Third Party Rights (other than Permitted Encumbrances) are granted on the Shares or any material Business Assets (whether tangible or intangible);

(n)	it will not (in respect of the Target Business), and it will ensure that the Target Company does not, enter into any transaction, otherwise than at arms length and on reasonable commercial terms;

(o)	no member of the Seller Group or the Target Company (i) employs or agrees to employ any new persons fully or part time in a senior managerial capacity in the Target Business; (ii) grants or announces any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Employee or Business Employee, including any increase or change pursuant to any benefit or pension plan; (iii) establishes, adopts, amends or becomes a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amends any existing benefit plan, in each case, in a manner that affects compensation or benefits payable to any Employee or Business Employee; (iv) increases or promises to increase any benefits for any Employee or Business Employee under any benefit plan; (v) accelerates any vesting of compensation or benefits or pay any compensation or benefits not otherwise due to Employees or Business Employees; (vi) grants any rights to severance or termination pay to, or enters into any employment, consulting or severance agreement with, any Employee or Business Employee; or (vii) makes any changes (other than those required by law) in the terms of employment of the Employees or Business Employees (including pension fund commitments), in each case, in circumstances which are likely to increase in aggregate the total staff costs of the Target Business by more than 5% per annum;

(p)	neither it nor the Target Company enters into any contract, agreement or understanding that restrains, restricts or limits the ability of the Target Business to compete with or conduct any business or line of business in any geographic area, other than exclusive distribution, agency or supply arrangements;

(q)	neither the Target Company nor (in relation to the Target Business) the Seller makes, revokes or changes any tax election, adopts or changes any tax accounting method or period, files any amended tax return or settles any tax claim or assessment unless, in the case of any such actions by the Seller Group, such action is reasonable and carried out for bona fide reasons and entered into having reasonably considered any material increase in tax liability for the Target Company or the Target Business during any post-Closing period which would arise as a consequence of such action;

(r)	neither the Target Company nor (in relation to the Target Business) the Seller terminates, modifies or amends, releases, enters into, extends, waives any material rights under, assigns or otherwise changes any rights under or discharges any other party of any of their obligations under any agreement, save (i) in the ordinary course, in all material respects, and in substantially the same manner as previously conducted; or (ii) where the same would not have a material and adverse effect on the financial or trading position or prospects of the Target Business or either of them;

(s)

other than in the ordinary course of business, consistent with past practice (which shall not include any material modifications with respect to the monetary terms or the duration of any lease in respect of any Business Properties), neither the Target Company nor (in relation to the Target Business) the Seller terminates, modifies or amends, releases, enters into, extends, permits the lapse of, waives any material right under, exercises any material option under, or discharges any other party of any of their obligations under any lease in respect of the Business Properties; and

(t)	neither the Target Company nor (in relation to the Target Business) the Seller institutes or settles any litigation where that action is likely to result in a payment to or by the Target Company nor the Seller of £250,000 or more (except for collection in the ordinary course of trading debts).

2. The Purchaser shall not exercise any of its rights pursuant to this Schedule 5 (including the right to refuse to approve any particular transaction or action) in such a manner as could materially disrupt the efficient operations of the Target Business.

SCHEDULE 6

CLOSING ARRANGEMENTS

Part A : Seller Obligations

1. At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	all necessary documents, duly executed or endorsed where so required, to enable title in all the Shares to pass fully and effectively into the name of the Purchaser or its nominee;

(b)	the share certificates relating to all the Shares, such certificates being properly endorsed so as to transfer the Shares to the Purchaser;

(c)	the resignation of each director, officer, company secretary and auditor of the Target Company as may be notified by the Purchaser not later than 3 Business Days prior to Closing;

(d)	a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(e)	all necessary documents, duly executed where so required, to enable title in all the Business Assets to pass fully and effectively into the name of the Purchaser or its nominee and to complete the sale and purchase of such Business Assets together with all deeds and documents of title relating to them;

(f)	possession of the Business Properties and of the other tangible Business Assets agreed to be sold under this Agreement;

(g)	deeds of discharge or release and corresponding Companies House forms 403a or 403b (for English assets) or forms 419a or 419b (for Scottish assets) (as appropriate) dated at Closing in a form satisfactory to the Purchaser with respect to the following charges:

(i)	Royal Bank of Scotland in respect of the charge dated 20 January 2000 (and registered on 25 January 2000) granted to it by the Target Company; and

(ii)	Barclays Bank plc in respect of the charge dated 4 February 1997 (and registered on 7 February 1997) granted to it by the Seller;

(iii)	Barclays Bank plc in respect of the charge dated 20 August 2002 (and registered on 28 August 2002) granted to it by the Seller;

(iv)	Barclays Bank plc in respect of the charge dated 14 February 2003 (and registered on 25 February 2003) granted to it by the Seller;

(v)	Barclays Bank plc in respect of the charge dated 27 February 2003 (and registered on 6 March 2003) granted to it by the Seller; and

(vi)	Barclays Bank plc in respect of the charge dated 3 April 2003 (and registered on 8 April 2003) granted to it by the Seller;

(h)	a duly executed counterpart of the Supply Agreement;

(i)	evidence of the repayment or satisfaction of the aggregate Non-Transferring External Debt as at Closing in a form satisfactory to the Purchaser;

(j)	a complete set of statutory records of the Target Company;

(k)	a counterpart of the assignment for the Patent agreed in accordance with clause 11.5, duly executed on behalf of the Seller; and

(l)	a duly executed counterpart of the First Look Agreement.

Part B : Purchaser Obligations

1. At Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	pay to the Consideration in accordance with clause 2;

(c)	deliver to the Seller a duly executed counterpart of the Supply Agreement;

(d)	deliver to the Seller a duly executed counterpart of the assignment agreement for the Patent agreed in accordance with clause 11.5; and

(e)	a duly executed counterpart of the First Look Agreement.

Part C : Inter Company Debt

At Closing, the Seller and the Purchaser shall carry out their respective obligations under clause 18 and Schedule 12 (Inter Company Debt) required to be performed at Closing.

Part D : General

1. The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.

2. If any document listed in this Schedule 6 is required to be notarised, the parties shall execute such document at a location notified by the Seller to the Purchaser at least 2 Business Days before Closing where a notary with the required qualification will be present.

3. All documents and items delivered at Closing pursuant to this Schedule 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Consideration, the documents and items delivered in accordance with this Schedule 6 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

4. Except as otherwise provided in this Schedule 6, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

5. The Seller and the Purchaser shall act in good faith with a view to ensuring all relevant regulatory permits, authorisations, licences, registrations and consents (Permits) required by the Purchaser to carry out the Business are held by the Purchaser at the Closing Date, including but not limited to all reasonable co-operation, information and assistance to transfer the same and where transfer is not possible to enable any new Permits to be granted to the Purchaser. For the avoidance of doubt, IT licences are not included within the definition of Permits.

6. Climate Change Levy Agreements

6.1 The Seller agrees to provide to the Purchaser such necessary assistance, access, information and co-operation as the Purchaser reasonably requires in order to:

(a)	procure the novation of the Underlying Climate Change Agreement for the Chemical Sector (undated) in relation to Site 2 (unit 150 Milton Park) between the Secretary of State for the Environment, Transport and the Regions and the Seller; and

(b)	procure the novation of the Underlying Climate Change Agreement for the Chemical Sector dated 7 February 2005 in relation to Site 1 (units 110-112 and 117 Milton Park) between the Secretary of State for the Environment, Transport and the Regions and the Seller, provided that if novation is not reasonably possible, then the Seller will provide to the Purchaser such necessary assistance, access, information and co-operation as the Purchaser reasonably requires in order to apply for and negotiate a new climate change agreement in relation to the Business Properties.

6.2 Each of the Seller and the Purchaser agrees to bear its own costs of carrying out the actions referred to in paragraph 6.1 of this Schedule 6.

SCHEDULE 7

BUSINESS CONTRACTS AND BUSINESS CLAIMS

The provisions of this Schedule 7 shall apply if and to the extent that a Third Party Consent is required in relation to a Business Contract or a Business Claim, as specified in clause 9.5.

1. The Purchaser and each relevant member of the Purchaser Group shall use their respective reasonable efforts, with the co-operation of the Seller or relevant member of the Seller Group, to obtain any Third Party Consent by Closing. The Purchaser and the Seller shall ensure that members of the Purchaser Group and the Seller Group, respectively, provide any information reasonably requested for that purpose by the person, firm or company concerned.

2. If any such Third Party Consent has not been obtained by Closing, then until it is obtained:

(a)	the obligations in paragraph 1 of this Schedule 7 shall continue;

(b)	the transfer of that Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the Seller shall:

(i)	in respect of any Business Contract that is not an IP Licence and any Business Claim, from Closing hold that Business Contract or Business Claim on trust) for the Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Closing to the extent that they relate to such Business Contract or Business Claim net of any taxation suffered thereon (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(ii)	in respect of any Business Contract that is an IP Licence, grant to the Purchaser a sub-licence of its rights under that Business Contract to the extent that the Seller is able to do so without obtaining a consent, approval, waiver or the like from the relevant counterparty (a Sub-Licence Consent). If the Seller is not able to grant a sub-licence without obtaining a Sub-Licence Consent, the Seller shall use its reasonable endeavours (at the Purchaser’s cost) to obtain a Sub-Licence Consent. If a Sub-Licence Consent is not obtained or is withdrawn by the relevant counterparty, the Purchaser shall be responsible for entering into a replacement contract for that Business Contract at its cost;

(iii)	the Purchaser shall perform (as the sub contractor or agent of the Seller) all the obligations of the Seller under any Business Contract to be discharged after Closing and indemnify the Seller and the members of the Seller Group against any and all Costs incurred as a result of any failure by the Purchaser to perform those obligations; and

(c)	the Seller shall from Closing give all reasonable assistance to the Purchaser (at the Purchaser’s written request and sole expense) to enable the Purchaser to enforce its rights under the Business Contract or Business Claim, provided that:

(i)	no member of the Seller Group shall be obliged to make any payment (in money or money’s worth) under this sub-paragraph (d) unless it has first been paid the amount concerned by the Purchaser nor shall it be obliged to become involved in any legal action;

(ii)	the Purchaser shall not agree to any amendment or waiver of those rights under the relevant Business Contract or Business Claim (which continue to be rights of the Seller or of a member of the Seller Group) without prior written approval of the Seller or of the relevant member of the Seller Group.

3. If:

(a)	the terms of any particular Business Contract do not permit the Purchaser to perform the Seller’s obligations as sub contractor or as agent; or

(b)	other than the matters dealt with in clause 2(b)(ii) of this Schedule 7, any Third Party Consent is not obtained within 6 months after the Closing Date or is refused and the procedure set out in this Schedule 7 does not enable the benefit of any Business Contract or Business Claim to be enjoyed in all material respects by the Purchaser or another member of the Purchaser Group after the Closing Date, then the Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the Purchaser shall receive the benefit of the relevant Business Contract or Business Claim and assume the associated obligations.

4. Where anything (including any service) is to be provided by the Purchaser under any of the Business Contracts after the Closing Date but any payment (whether by way of deposit, pre payment or otherwise) in respect of the price or cost of it has been received by the Seller or any member of the Seller Group before the Closing Date or is due to be paid to the Seller or any member of the Seller Group after the Closing Date, the Seller shall pay a sum equal to the amount (a Prepayment Amount) of that payment (excluding any amount in respect of VAT) to the Purchaser at Closing, to the extent that such Prepayment Amount has been received by Closing, or immediately upon receipt by the Seller or any member of the Seller Group, if later, and shall hold any such monies in trust for the Purchaser pending any such payment. The Purchaser may set off any Prepayment Amount (in whole or in part) against any amounts payable to the Seller on Closing pursuant to paragraph 5 of this Schedule 7 below and portion of the Consideration payable in cash on Closing.

5. Where anything (including any service) is to be provided to the Purchaser under any of the Business Contracts after the Closing Date, but any payment (whether by way of deposit, pre-payment or otherwise) in respect of the price or cost of it has been paid by the Seller or any member of the Seller Group prior to the Closing Date, the Purchaser shall pay a sum equal to the amount of that payment (excluding any amount in respect of VAT) to the Seller at Closing or immediately following any date, if later, upon which the Seller shall produce to the Purchaser reasonable evidence of any amount so payable and the calculation thereof.

6. The Seller shall indemnify and hold harmless the Purchaser and any other member of the Purchaser Group from and against all Costs attributable to the performance of the Seller’s obligations pursuant to the Business Contracts prior to Closing, whether or not such Costs arise before or after Closing.

7. The Seller shall indemnify and hold harmless the Target Company and, if applicable the Purchaser, against all Costs and liabilities arising from a decision by the Scottish Executive, as a result of the Proposed Transactions or any facts or circumstances in existence prior to or at the time of Closing to recall the Scottish Executive Grant after Closing.

SCHEDULE 8

BUSINESS PROPERTIES

1. DEFINITIONS AND INTERPRETATION

1.1 In this Schedule 8, unless the context otherwise requires, the following expressions shall have the following meanings:

111 Lease means the lease of Unit 111 Milton Park Abingdon Oxfordshire details of which are set out under Property Reference 2 in Section I Part B of Exhibit 4;

117 Lease means the lease of 117 Milton Park Abingdon Oxfordshire dated 28 July 1998 made between Milton Park Limited (1) and Oxford Asymmetry International Plc for 40 years from 17 June 1998 at an initial rent of £58,450 per annum and any documents supplemental thereto;

Actual Completion Date means, in relation to each Property, the date upon which completion of the transfer of that Property actually takes place (and, for the avoidance of doubt, is not the date the transfer is registered at HM Land Registry);

Agreement for a New Lease means the Agreement for a New 117 Lease between MEPC Milton Park No 1 Limited and MEPC Milton Park No 2 Limited (1) and the Seller (2) in the Agreed Form;

Condition means the conditions set out in paragraph 2.4 of this Schedule 8;

Consent means any consent, waiver, deed or document that is required from a Landlord under a Lease or from any third party to transfer the Property to the Purchaser or sublet part of the Storage Space to the Seller;

Consent Property means a Property in respect of which a Consent is required for the transfer of the Property to the Purchaser or the grant of the Storage Lease to the Seller;

Court Proceedings means proceedings issued by the Seller in a court of competent jurisdiction for a declaration that a Consent has been unreasonably withheld or delayed in breach of the terms (express or implied) of the relevant Lease or any other document under which the Consent is required;

Documents means, in relation to each Property, the documents short particulars of which are set out in Section II of Part B of Exhibit 4 applicable to that Property;

Landlord means, in relation to each Leasehold Property, the person who is lessor/landlord under the Lease and is entitled to the freehold or leasehold reversion immediately expectant upon the term granted by the Lease and the successors in title and assigns of such person and includes the person or persons entitled to the freehold and any other interest in reversion which is superior to the interest of the lessor/landlord under the Lease;

Lease means, in relation to each Leasehold Property, the lease or underlease under which the Seller holds such Leasehold Property and the other documents supplemental to it short particulars of which are set out in relation to each such Property in Section I of Part B of Exhibit 4 applicable to that Property and includes any licences granted and any other documents connected to it completed after the date of this Agreement but prior to the Actual Completion Date;

Leasehold Property means any Property held by the Seller with a leasehold tenure;

Licences to Assign means the Licences to Assign the Properties between MEPC Milton Park No 1 Limited and MEPC Milton Park No 2 Limited (1), the Seller, the Purchaser and the Purchaser Property Guarantor in the Agreed Form;

New 117 Lease means the lease to be granted of the property originally demised under the 117 Lease pursuant to the Agreement for a New Lease;

Losses means all losses, liabilities, damages, settlements, costs, fees and expenses;

Properties means all of the Business Properties short details of which are set out in Section I of Part B of Exhibit 4 including (without limitation) each and every part of them and Property and relevant Property shall be construed accordingly;

Purchase Price means, in respect of each Property, the amount set out in Section I of Part B of Exhibit 4 applicable to such Property (being the part of the cash payment referred to in clause 2.4);

Purchaser Property Guarantor means Aptuit (Deeside) Limited (Company number 02919001) whose registered office is at Unit 107 Tenth Avenue Deeside Industrial Park Deeside Flintshire CH5 2UA;

Storage Lease means the sublease of the Storage Space to be granted by the Purchaser to the Seller pursuant to this Schedule the form of which will comply with the provisions of the 111 Lease and to be agreed between the Purchaser and the Seller both parties acting reasonably and subject to any amendments which may be reasonably required by the Landlord of the 111 Lease as a condition of grant of its Consent;

Storage Space means the storage space contained in the building shown edged blue on Plan 1 forming part of the 111 Lease;

1.2 The paragraph headings in this Schedule 8 shall not affect its interpretation.

1.3 Unless the context otherwise requires:

(a)	references in this Schedule 8 to clauses shall be construed as references to clauses of the Agreement of which this Schedule 8 is a part; and references to paragraphs shall be construed as references to paragraphs of this Schedule 8;

(b)	references to transfer shall be construed so as to include assign or assignment; and

(c)	where one party agrees to indemnify the other it shall be deemed to do so on an after tax basis.

2. SALE AGREEMENT

2.1 The Seller shall sell the Properties with full title guarantee and the Purchaser will purchase them and (save as otherwise provided for by this Agreement) with vacant possession.

2.2 The Seller sells each Property subject always to the other provisions of this Schedule 8 and of this Agreement (and the transfers referred to in paragraph 6 shall be construed accordingly).

2.3 The price for each Property shall be the Purchase Price.

2.4 Completion of the transfer of each Consent Property is conditional upon the grant of the Consents required in respect of such Property.

2.5 If, in relation to any Consent Property, in respect of which the Landlord cannot unreasonably withhold or delay consent, on a date either:

(a)	the Seller and the Purchaser agree in writing (making express reference to this paragraph) that the Landlord has unreasonably withheld and/or delayed any Consent; or

(b)	the period of five weeks has passed since the date on which an order for a declaration in the Seller’s favour was obtained from the relevant court pursuant to Court Proceedings without any appeal against such declaration having been lodged by the Landlord, then for the purposes of this Schedule 8, the Consent shall be deemed to have been granted on that date and, the Condition shall be deemed to be satisfied and the Seller’s obligations under paragraphs 7.1 to 7.5 inclusive shall cease in relation to such Consent Property.

3. COMPLETION

3.1 The transfer of each Property shall be completed at the time and in the manner set out in clause 6.

4. TITLE

4.1 In relation to any Property held by the Seller with a registered title, (the Title Number(s) for each relevant Property being mentioned Section I of Part B of Exhibit 4 applicable to that Property) title shall comprise an official copy with title plan of the registers relating to such Property and (where applicable) full copies of the Seller’s Lease and of any documents referred to on the register except charges or incumbrances registered or protected on the register which are to be discharged or overreached at or prior to completion.

4.2 Title to the Properties having been deduced to the Purchaser or the Purchaser’s solicitors (as the Purchaser hereby admits) the Purchaser shall be deemed to have accepted such title and shall not raise any enquiries or requisitions on it nor make any objections in respect of it after the date of this Agreement except where the subject matter of the enquiry or requisition is registered at HM Land Registry or the Central Land Charges Register after the date of this Agreement and does not relate to any of the Documents or any matter referred to in paragraph 5.

5. MATTERS AFFECTING THE PROPERTIES

5.1 The Properties are sold subject to the following matters so far as they relate to each Property and are still subsisting and capable of taking effect at the Actual Completion Date:

(a)	any matters contained or referred to in the Property Register or the Charges Register of the registered title to the relevant Property kept at HM Land Registry and/or the Documents (as the case may be);

(b)	the matters referred to in the Seller’s Solicitors’ written replies to the Purchaser’s Solicitors’ written enquiries in respect of the Properties;

(c)	the rent reserved by and the covenants on the part of the lessee/tenant and the conditions contained in and the other provisions of the Leases;

(d)	all rights of way, light and air, support, drainage and other rights, easements, quasi-easements, liabilities and public or private rights whatsoever and to any liability to repair or contribute to repair of sewers, drains, pipes, party structures and other like matters;

(e)	all matters in the nature of overriding interests as set out in Schedule 1 or Schedule 3 (as appropriate) and sections 11(4)(c) and 90 of the Land Registration Act 2002 (as amended by Schedule 12 of that Act and the Land Registration (Transitional Provisions) (No.2) Order 2003);

(f)	all Local Land Charges (whether or not registered before the date of this Agreement) and all matters capable of registration as Local Land Charges (whether or not actually registered);

(g)	all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(h)	all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment;

(i)	Permitted Encumbrances;

(j)	matters disclosed or treated as disclosed by the Disclosure Letter; and

(k)	matters discoverable by such inspections of the Properties as a prudent purchaser would make (whether or not in fact made).

5.2 The Purchaser shall be deemed to purchase or accept a transfer with full knowledge and notice of the matters mentioned in paragraph 5.1 and shall not raise any objection or requisition whatsoever in respect of any of them.

6. FORM OF TRANSFER

6.1 The transfer of each Property shall be in the Agreed Form.

6.2 The Purchaser shall prepare and execute and shall procure (to the extent applicable) that the Purchaser Property Guarantor executes the transfer of each of the Properties in duplicate and shall deliver the executed transfers and any other documents to be entered into between the Seller and the Purchaser (with or without other parties) to the Seller’s Solicitors no later than five Business Days before the relevant completion date specified in paragraph 3.

7. OBTAINING THE CONSENTS

7.1 The Seller shall not later than five Business Days after the date of this Agreement apply to the Landlords for the Consents and keep the Purchaser informed of the progress of each application and:

(a)	subject to paragraph 7.3 the Seller shall use its reasonable endeavours (including, and subject to paragraph 7.1(b), taking Court Proceedings at the cost of the Purchaser) and the Purchaser will assist the Seller to obtain the Consents;

(b)	the Seller shall not be required to take Court Proceedings under paragraph 7.1(a) where the transfer is absolutely prohibited by the Lease or either the Seller and the Purchaser having jointly instructed leading counsel are able to provide the opinion of leading counsel specialising in landlord and tenant law that such Court Proceedings would be, on balance, unsuccessful.

7.2 The Seller shall be under no obligation to lodge any monies by way of deposit but the Seller will where lawfully required in relation to a Consent Property enter into an Authorised Guarantee Agreement (as permitted by section 16 of the Landlord and Tenant (Covenants) Act 1995) (an AGA) provided always that the Purchaser shall on or before the Seller enters into such AGA covenant to indemnify the Seller in respect of all Losses arising under or by virtue of such AGA.

7.3 The Purchaser shall promptly satisfy the lawful requirements of the Landlord or other third party and shall take all steps to assist the Seller in obtaining the Consents (including, without limitation, assistance in connection with any Court Proceedings or appeal in respect of them) and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be properly requested by any Landlord or other third party to support any application for a Consent made by the Seller in accordance with this Schedule 8 or which may otherwise be agreed by the parties;

(b)	in any licence to assign, enter into direct covenants with the relevant Landlord to observe and perform the tenant’s covenants and obligations contained in the Lease throughout the residue of the term of the Lease or, in the case of a new lease under the Landlord and Tenant (Covenants) Act 1995, until released;

(c)	if lawfully required, provide such guarantee, surety, rent deposit or other security for the obligations of the Purchaser (as tenant) under the Lease as is acceptable to the relevant Landlord;

to the intent that the Purchaser will take all steps and do all acts and make all payments which are necessary to be done or made and which it is capable of doing or making to meet the lawful requirements of the Landlord or other third parties so as to ensure that the Consents are obtained but provided that the Purchaser shall not be obliged to provide Aptuit, Inc. as a guarantor for the obligations of the Purchaser (as tenant) under the lease.

7.4 The Purchaser shall not communicate with any Landlord or other third party unless the Purchaser can show the Seller reasonable grounds for doing so and if it does it shall provide the Seller with copies of all written communications and afford to the Seller the opportunity of joining in any verbal communications or meetings.

7.5 The costs incurred by or awarded against the Seller in obtaining the Consents and in pursuing Court Proceedings and any appeal in respect of them (whether by the Seller or the Landlord) shall be allocated as follows:

(a)	save as specified below, each party shall bear its own legal costs in applying for and obtaining the Consents;

(b)	the Seller shall be responsible for the legal and other costs payable to the Landlords or other third parties under the Leases in respect of the applications for the Consents;

(c)	the cost of any Court Proceedings shall be paid by the Purchaser if the reason given by the Landlord or other third party for withholding a Consent relates to the Purchaser or by the Seller if the reason given by that party relates to the Seller and if no reason is given or any reason is not properly attributable to either party such costs shall be borne by the Seller and the Purchaser in equal shares, and the Seller and the Purchaser agree to reimburse any such sums to the other together with any applicable VAT within five Business Days of written demand accompanied by a copy of any relevant invoice.

8. AGREEMENT FOR A NEW LEASE AND LICENCES TO ASSIGN

8.1 The Seller shall enter into the Agreement for a New Lease on the date of this Agreement.

8.2 The Seller and the Purchaser shall and the Purchaser shall procure that the Purchaser Property Guarantor enters into the Licences to Assign on the date of this Agreement. The Seller shall use reasonable endeavours to procure that the Landlord of the Leases enters into the Licences to Assign on the date of this Agreement.

8.3 Immediately after the New 117 Lease has been granted pursuant to Agreement for a New Lease the Seller shall procure that any Stamp Duty Land Tax is paid to the Inland Revenue pursuant to the grant of the New 117 Lease and will ensure that the same is duly registered at the Land Registry. The Seller will use all best endeavours to deal with any requisitions raised by the Land Registry promptly.

8.4 The Purchase Price for the Seller’s interest in the New 117 Lease shall be £1.00.

8.5 The provisions of paragraphs 2, 3, 5, 6, 7 and 10 of this Schedule shall apply to the sale of the New 117 Lease by the Seller.

8.6 Notwithstanding the sale of the Seller’s’ interest in the New 117 Lease to the Purchaser the Seller shall duly complete and submit together with all relevant fees the relevant forms to register the New 117 Lease at the Land Registry.

9. RELEASE OF CHARGE

9.1 Prior to Closing the Seller shall procure the release of the charge over the property demised by the 117 Lease dated 3 April 2003 in favour of Barclays Bank plc.

10. RESTRICTION ON SUB-SALE

The Seller shall not be required to transfer any Property for a greater consideration than the Purchase Price nor to transfer any Property otherwise than by a single transfer of the whole interest in the Property in favour of the Purchaser.

11. NON MERGER

Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule 8 shall remain in full force and effect so far as anything remains to be implemented.

12. REGISTRATION OF THIS AGREEMENT

12.1 The Purchaser shall be entitled to protect this Agreement by way of unilateral notice or land charge class C(iv) (as appropriate) only and shall not send or permit to be sent to HM Land Registry or to the Land Charges Department any copy of this Agreement.

12.2 If the Purchaser has protected this Agreement pursuant to paragraph 12.1 and this Agreement either completes (so that no term remains to be implemented) or terminates the Purchaser shall forthwith remove any such entry against the Seller or its title at HM Land Registry or the Land Charges Department.

12.3 Where the transfer of any Property must be registered at HM Land Registry by virtue of section 4 or 27 of the Land Registration Act 2002, the Purchaser agrees that it will register the transfer as soon as reasonably practicable after it is completed but in any event within two months of the Actual Completion Date for that Property.

12.4 Where required by the Seller, the Purchaser will submit with its application to register the transfer, the Seller’s Form EX1 and/or EX1A together with the appropriate fee and the accompanying documents edited by the Seller provided that this paragraph shall not prevent the Purchaser from completing and submitting its own forms EX1 and EX1A together with an edited transfer containing the same or different edited information to that of the Seller.

13. SUBLEASE OF STORAGE AREA

13.1	Subject to the Seller having obtained the relevant Consent the Purchaser shall let and the Seller shall take a sublease of the Storage Space in the form of the Storage Lease.

13.2	In respect of obtaining the Consent the provisions of paragraphs 7.1 to 7.5 shall apply.

13.3	The term of the Storage Lease shall commence on Closing or (if earlier) the date on which the Seller is permitted to take possession of the Storage Space (whether or not the Seller actually takes up such possession).

13.4	The rent payable under the Storage Lease will commence to be payable on Closing or such earlier date upon which the Purchaser permits the Seller to take possession of the Storage Space (whether or not the Seller actually takes up such possession).

13.5	Pending completion of the grant and acceptance of the Storage Lease this Agreement shall not operate at law or in equity as a demise of the Storage Space and the obligations of the Purchaser to grant and the Seller to accept the Storage Lease shall be conditional upon relevant Landlord’s consent having been obtained.

13.6	The Storage Lease will be granted with vacant possession on completion.

13.7	The Seller hereby confirms that before it became contractually bound by this Agreement to enter into the Storage Lease:

(i)	the Purchaser served on the Seller a notice dated September 2007 in relation to the tenancy intended to be granted by the Storage Lease (the Notice) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 Order (the Order); and

(ii)	the Seller, or a person duly authorised by the Seller, in relation to the Notice made a statutory declaration (the Declaration) dated September 2007 in a form complying with the requirements of Schedule 2 of the Order.

13.8	The Seller further confirms that, where the Declaration was made by a person other than the Seller, the declarant was duly authorised by the Seller to make the Declaration on the Seller’s behalf.

The provisions of paragraphs 4 and 5 of this Schedule 8 shall apply to the grant of the Storage Lease.

SCHEDULE 9

INTELLECTUAL PROPERTY AND KNOW-HOW

1. With effect from Closing:

(a)	the Seller grants, and shall procure that each other member of the Seller Group grants, to the Target Company a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable licence to use any Intellectual Property Rights and know-how that are owned by the Seller Group have been used in the Target Business during the 12 months immediately prior to Closing and which do not form part of the Business Intellectual Property Rights (other than any Intellectual Property Rights in the items which are referred to in clause 12.1) solely for the purposes in which those Intellectual Property Rights and know-how were used in the Target Business during that period; and

(b)	the Purchaser grants, and shall procure that each other member of the Purchaser Group (including the Target Company) grants, to the Seller a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable licence to use any of the Know-How and any Intellectual Property Rights owned by a member of the Purchaser Group or the Target Company that have been used in the business of the Seller Group during the 12 months immediately prior to Closing, solely for the purposes in which those Intellectual Property Rights and Know-How were used in the business of the Seller Group during that period.

SCHEDULE 10

TAX WARRANTY AND TAX COVENANT

Part A: Tax Warranties

1. RETURNS AND PAYMENTS

1.1 The Target Company has within the last six years made all material returns and supplied all other material information required to be supplied to all relevant tax authorities.

1.2 The Seller has, within the last six years, made all material returns and supplied all other material information required to be supplied to all relevant tax authorities in relation to the Business and the Business Assets.

1.3 The Target Company has no liability in respect of tax for any period ended on or before the Accounts Date that is not fully disclosed or provided for in the Accounts.

1.4 All tax for which the Target Company is liable, the due date for payment of which is on or before Closing has been or will be paid on or before its due date for payment.

1.5 The Target Company has, within the last six years, made all deductions in respect of or on account of any tax from payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate tax authority for all amounts so deducted.

2. DISPUTES AND INVESTIGATIONS

2.1 The Target Company is not involved in any material current dispute with any tax authority nor, so far as the Seller is aware, is any contemplated and is not currently, and has not in the last six years been, the subject of any investigation or non routine visit by any tax authority and the Target Company has not become liable to pay any penalty, surcharge, fine or interest in respect of tax.

2.2 The Seller is not involved in any material current dispute with any tax authority nor, so far as the Seller is aware, is any contemplated and is not currently, and has not in the last six years been, the subject of any investigation or non routine visit by any tax authority in relation to the Business or any of the Business Assets and has not become liable to pay any penalty, surcharge, fine or interest in respect of tax in relation to the Business or any of the Business Assets.

3. RESIDENCE

The Target Company is and has at all times in the last six years been resident in its country of incorporation for tax purposes and is not and has not at any time in that period been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). The Target Company is not subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

4. VALUE ADDED TAX

4.1 For the purposes of this paragraph 4 the expression VAT legislation shall include the Value Added Tax Act 1994 and all other enactments in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with HM Revenue & Customs. This paragraph 4 shall apply, with appropriate modifications (including the definition of VAT legislation), to any equivalent sales or turnover tax in any jurisdiction other than the UK to which the Target Company or (in relation to the Business) the Seller is subject.

4.2 Each of the Target Company and (in relation to the Business) the Seller:

(a)	is separately registered for the purposes of value added tax, has been so registered at all times in the last six years that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs; and

(b)	has complied with and observed in all material respects the terms of VAT legislation in the last six years.

4.3 The Disclosure Letter contains details of any assets of the Target Company or of the Business to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply.

4.4 The Disclosure Letter contains the details of any land or buildings in which the Target Company has an interest or which is a Business Asset in relation to which an election made under Paragraph 2 of Schedule 10 to VATA 1994 has effect.

5. GROUP MATTERS

5.1 The Disclosure Letter contains the details of any asset acquired by the Target Company within the last six years from another company which was, at the time of acquisition or which has at any time after such acquisition, become a member of the same group of companies as the Target Company for the purposes of any tax where such asset has a value in excess of £50,000 and will be held by the Target Company at Closing.

5.2 The particulars of each claim made under Section 152, 153 or 154 TCGA 1992 (whether as modified by Schedule 7AB or not) or Part 7 of Schedule 29 to Finance Act 2002 which affects any asset which was owned by the Target Company on or after the Accounts Date have been disclosed in the Disclosure Letter.

5.3 No liability to tax would be incurred (or would be incurred but for the availability of any relief, allowance, deduction or credit) by the Target Company on a disposal by it of all or any of its assets:

(a)	in the case of each asset owned by it at the Accounts Date where such asset has a value in excess of £50,000, a consideration equal to the value attributed to that asset in preparing the Accounts; or

(b)	in the case of any asset acquired since the Accounts Date where such asset has a value in excess of £50,000, a consideration equal to the consideration given for the asset.

5.4 The Target Company has not, within the last six years, been a party to any elections under Section 171A or 179A TCGA or paragraph 66 Schedule 29 Finance Act 2002.

5.5 The Target Company has not obtained relief from stamp duty or stamp duty land tax under Section 76 Finance Act 1986, Section 42 Finance Act 1930, Section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 within the last three years which will or, so far as the Seller is aware, may be withdrawn pursuant to Section 111 or 113 Finance Act 2002 or Schedule 7 Finance Act 2003.

5.6 The Disclosure Letter sets out details of all surrenders of or claims to which the Target Company has been a party within the last six years for (i) any amount by way of group relief under the provisions of Sections 402 to 413 (inclusive) of the Taxes Act (group relief) and (ii) any right to a refund of tax under the provisions of Section 102 of the Finance Act 1989.

6. MISCELLANEOUS

The Target Company is not bound by or party to (nor will it become bound by or party to) any tax indemnity, tax sharing or tax allocation agreement and the Target Company has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Closing under which the Target Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to tax.

Part B: Tax Covenant

1. COVENANT TO PAY

1.1 The Seller hereby covenants with the Purchaser to pay to the Purchaser an amount equivalent to:

(a)	any actual tax liability arising in respect of, by reference to or in consequence of:

(i)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before Closing; or

(ii)	any event which occurred (or was deemed to have occurred for the purposes of any tax) on or before Closing;

(b)	any deemed tax liability;

(c)	any tax liability in respect of the earn-out payable in relation to the acquisition of the Target Company by the Seller; and

(d)	any liability of the Target Company to repay research and development tax credits received by the Target Company on or before Closing,

together with any costs and expenses referred to in paragraph 4.

1.2 For the avoidance of doubt, paragraph 1.1(a) above shall not apply to any tax liability arising in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received after Closing, or any event occurring or deemed to occur after Closing.

2. EXCLUSIONS

2.1 The covenant contained in paragraph 1.1 shall not cover any tax liability to the extent that:

(a)	provision or reserve in respect of that tax liability has been made in the Closing Statement, or the tax liability was taken into account in the preparation of the Closing Statement; or

(b)	the tax liability was paid or discharged before Closing, or such payment or discharge was taken into account in the preparation of the Closing Statement and such payment or discharge has in fact occurred; or

(c)	the tax liability arises as a result of any change in rates of tax made after Closing or of any change in law , regulation, directive or requirement, or the published practice of any tax authority, occurring after Closing; or

(d)	the tax liability would not have arisen but for a transaction, action or omission carried out or effected by any of the Purchaser, the Target Company, or any other person connected with any of them, at any time after Closing, except that this exclusion shall not apply where any such transaction, action or omission:

(i)	is carried out or effected by the Target Company pursuant to a legally binding commitment created on or before Closing; or

(ii)	is carried out or effected by the Target Company in the ordinary course of business of the Target Company as carried on at Closing, provided that for this purpose the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 2.1(d) shall apply):

(A)	any disposal (or deemed disposal for any tax purpose) of assets other than trading stock by the Target Company;

(B)	any change in the use of an asset by the Target Company;

(C)	anything which has the result of requiring disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant foreign jurisdiction); or

(e)	the tax liability comprises interest or penalties arising by virtue of an underpayment of tax prior to Closing, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Closing of the amount of income, profits or gains to be earned, accrued or received after Closing proving to be incorrect, or but for any other event or events occurring after Closing; or

(f)	the tax liability arises as a result of a change after Closing in the length of any accounting period for tax purposes of the Target Company, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Target Company at Closing) a change after Closing in any accounting policy or tax reporting practice of the Target Company; or

(g)	notice of a claim in respect of the tax liability in a form complying with the provisions of paragraph 8.1 is not given to the Seller prior to the sixth anniversary of the end of the accounting period of the Target Company in which Closing occurs; or

(h)	such tax liability arises as a result of the Target Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing and otherwise than as a result of any default or failure of the Seller in carrying out, or in failing to carry out, the Seller’s obligations under paragraph 11; or

(i)	the tax liability arises as a result of the failure of the Purchaser to comply with any of any of its obligations contained in paragraph 8, 11, 12, 13 or 15 hereof; or

(j)	any relief other than a Purchaser’s relief is available, or is for no consideration made available by the Seller, to the Target Company to set against or otherwise mitigate the tax liability (and so that (a) for this purpose any relief arising in respect of an accounting period falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable, (b) any relief that is so available in relation to more than one tax liability to which this Part of this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller’s total liability hereunder and (c) the Seller may at its expense require the auditors for the time being of the Target Company to certify the extent to which the Target Company has any reliefs available to which this paragraph may apply); or

(k)	the tax liability would not have arisen but for the tax liability would not have arisen but for the failure or omission on the part of the Target Company after Closing otherwise than at the direction of the Seller pursuant to any of paragraphs 11 or 13 to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, either as the Seller may require in respect of periods or matters for which the Seller has conduct under any of paragraphs 11 or 13 or, in respect of periods or matters for which the Seller does not have conduct, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Closing Statement and disclosed in a note to the Closing Statement or notified to the Purchaser in writing within a reasonable amount of time before any time limit; or

(l)	the tax liability is a liability to tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or the Target Company after Closing other than to the extent that such tax liability arises as a result of any failure, act or omission by the Seller to comply with any of its obligations in paragraph 11.

2.2 The Seller shall have no liability to the Purchaser under any part of this Agreement in respect of any non availability, inability to use, or loss or restriction of any relief (failure of relief) where such failure of relief does not give rise to a tax liability to which paragraph 1.1 applies.

2.3 The provisions of paragraph 2.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties and any other Warranty insofar as it relates to tax.

2.4 The provisions of Schedule 3 to this Agreement (Limitations on Liability) shall, to the extent they are stated to apply to this Schedule, also apply to limit or reduce the liability of the Seller under this Part of this Schedule (as well as under the Warranties).

3. OVERPROVISIONS

3.1 The Seller may require the auditors for the time being of the Target Company to certify, at the Seller’s request and expense, the existence and amount of any Overprovision and the Purchaser shall provide, or procure that the Target Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

3.2 Subject to paragraphs 3.4 and 3.5 below:

(a)	any Overprovision shall first be set against any payment then due from the Seller under this Agreement; and

(b)	to the extent there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Agreement (and not previously refunded under this Agreement) up to the amount of the excess and to the extent that there is any remaining excess, a payment shall promptly be made to the Seller equal to the amount of the excess.

3.3 Either the Seller or the Purchaser may, at its expense, require any certificate produced in accordance with paragraph 3.1 above to be reviewed by the auditors for the time being of the Target Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

3.4 If following a request under paragraph 3.1 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of paragraph 3.2, and any adjusting payment that is required shall be made forthwith.

3.5 For the purposes of this paragraph, any Overprovision shall be determined without regard to any tax refund to which paragraph 6 applies or any payment or relief to which paragraph 10 applies.

4. COSTS AND EXPENSES

The covenant contained in this Part of this Schedule shall extend to all reasonable costs and expenses properly incurred by the Purchaser in connection with a claim made under this Part of this Schedule, or in satisfying or settling any tax liability in accordance with paragraph 8 in respect of which a claim is made under this Part of this Schedule.

5. DOUBLE RECOVERY

The Purchaser shall not be entitled to recover any amount pursuant to this Part of this Schedule in respect of any claim to the extent that the Purchaser or the Target Company has already recovered any amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any other agreement with the Seller or any company connected with the Seller, or to the extent that recovery has already been made under this Part of this Schedule in respect of the same subject matter.

6. TAX REFUNDS

6.1 The Purchaser shall promptly notify the Seller of any right to receive or actual receipt of any amount by way of repayment of tax or interest on overpaid tax or repayment supplement, being an amount to which the Target Company is or becomes entitled or receives in respect of an event occurring or period (or part period) prior to Closing (including any repayment attributable to a Surrender in respect of a period prior to Closing whenever such Surrender is effected), where or to the extent that such amount was not included in the Closing Statement as an asset and is not a payment or relief to which paragraph 10 below applies (a tax refund). The Purchaser shall take (or shall procure that the Target Company takes) such action at the Seller’s sole cost as the Seller may reasonably request to obtain such tax refund (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation).

6.2 Any tax refund actually obtained after Closing, whether by repayment or set off (less any reasonable costs of obtaining it and less any tax actually suffered thereon) shall be dealt with as follows:

(a)	the amount of the tax refund shall be set against any payment then due from the Seller under this Agreement; and

(b)	to the extent that there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Agreement (and not previously refunded under this Agreement) up to the amount of the excess and to the extent that there is any remaining excess, a payment shall promptly be made to the Seller equal to the amount of such excess.

6.3 Paragraph 10.4 shall apply in respect of any sum payable to the Seller under this paragraph 6 which is not paid within 5 Business Days of the relevant tax refund being obtained by the Target Company (the due date) as it applies to any sum not paid by the Purchaser on the due date of payment specified in paragraph 10.2.

7. SECONDARY LIABILITIES

7.1 The Seller covenants with the Purchaser to pay to the Purchaser an amount equivalent to any tax or any amount on account of tax which the Target Company, or any other member of the Purchaser Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that tax.

7.2 The Purchaser covenants with the Seller to pay to the Seller an amount equivalent to any tax or any amount on account of tax which any member of the Retained Group is required to pay as a result of a failure by the Target Company, or any other member of the Purchaser Group, to discharge that tax.

7.3 The covenants contained in paragraphs 7.1 and 7.2 shall:

(a)	extend to any reasonable costs incurred in connection with such tax or a claim under paragraph 7.1 and 7.2 as the case may be;

(b)	(in the case of paragraph 7.2) not apply to tax to the extent that the Purchaser could claim payment in respect of it under paragraph 1.1 (or would have been able to claim but for paragraph 2.1.(g)), except to the extent a payment has been made pursuant to paragraph 1.1 and the tax to which it relates was not paid by the Target Company; and

(c)	not apply to tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

7.4 Paragraphs 8.1, 8.2, 8.3 and 9 (conduct of disputes and due date for payment) shall apply to the covenants contained in paragraphs 7.1 and 7.2 as they apply to the covenants contained in paragraph 1, replacing references to the Seller by the Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

8. NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

8.1 If the Purchaser or the Target Company become aware of any tax claim, the Purchaser shall give notice to the Seller of that tax claim (including reasonably sufficient details of such tax claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim) as soon as possible (and in any event not more than 15 days after the Purchaser or the Target Company becomes aware of such claim). The Purchaser shall take (or procure that the Target Company shall take) such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend any tax claim (whether notified by the Purchaser, or being a tax claim of which the Seller was already aware) and any adjudication in respect thereof. The Seller shall have the right (if it wishes) to control any proceedings taken in connection with such action (provided that the Seller shall not make or procure the making of any admission of liability or make any agreement or compromise in respect of the tax claim without the prior written consent of the Purchaser not to be unreasonably withheld or delayed), and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such tax claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

8.2 The Seller shall pay to the Purchaser an amount equal to the costs and expenses reasonably and properly incurred by the Purchaser or the Target Company in connection with any such action or proceedings as are referred to in paragraph 8.1.

8.3 Subject to paragraph 8.4, the Purchaser shall procure that no tax claim, action or issue in respect of which the Seller could be required to make a payment under this Agreement is settled or otherwise compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld.

8.4 If the Seller does not request the Purchaser to take any appropriate action within 30 days of notice to the Seller, the Purchaser shall be free to satisfy or settle the relevant tax liability on such terms as it may reasonably think fit.

8.5 The preceding provisions of this paragraph 8 shall apply, as they apply to a tax claim, to any document issued by a tax authority from which it appears that any amount or relief the subject of a Surrender in favour of any member of the Retained Group is or may be reduced or eliminated, and so that:

(a)	references to claims under, amounts due, or payments to be made under this Schedule shall be replaced by appropriate references to such reduction or elimination;

(b)	the reference to the relevant tax liability in paragraph 8.4 shall be replaced by a reference to such reduction or elimination being accepted without any appeal being pursued; and

(c)	the rights of the Seller under paragraph 8.1 shall extend to requiring the relevant surrendering company to reduce or withdraw notices of consent or give new notices of consent (and/or take other action appropriate to the type of Surrender in question) on such terms as the Seller thinks fit.

9. DUE DATE OF PAYMENT AND INTEREST

9.1 Subject to paragraphs 9.3 to 9.5 the Seller shall pay to the Purchaser any amount payable under this Part of this Schedule in respect of an actual tax liability on or before the date which is the later of the date ten Business Days after demand is made therefor by the Purchaser and two Business Days before the first date on which the tax in question becomes recoverable by the tax authority demanding the same. Provided that:

(a)	if the date on which the tax can be recovered is deferred following application to the relevant tax authority, the date for payment by the Seller shall be two Business Days before such later date when the amount of tax is finally and conclusively determined (and for this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); and

(b)	if a payment or payments to the relevant tax authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, the Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the tax in question (or the appropriate part of it) is promptly paid to the relevant tax authority.

9.2 The Seller may, with the Purchaser’s consent, not to be unreasonably withheld or delayed, make a direct payment in respect of the tax liability in question to the relevant tax authority (including through use of certificates of tax deposit or the equivalent) and the Seller’s liability to the Purchaser shall be treated as reduced or eliminated accordingly.

9.3 Where a claim under this Part of this Schedule relates to the use or set off of a Purchaser’s relief or the loss of a Purchaser’s relief within paragraph (a)(ii) of that definition, the Seller shall pay to the Purchaser the amount due under this Part of this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which tax becomes recoverable by the tax authority demanding the same, being tax which would not have been payable but for such use or set off or loss, and ten Business Days after demand is made therefor by the Purchaser, such demand to be accompanied by a copy of a certificate from the auditors of the Purchaser or the Target Company (obtained or procured to be obtained by and at the expense of the Purchaser) that the Seller has a liability of a stated amount in respect of such claim and that tax has, or will on a specified date, become recoverable as aforesaid, and by reasonably sufficient evidence of such use or set off or loss and of such tax liability.

9.4 Where a claim under this Part of this Schedule relates to a liability to repay tax credits referred to in paragraph 1.1(d), the Seller shall make payment to the Purchaser on the later of the date 10 Business Days after demand is made therefor by the Purchaser and two Business Days before the repayment must be made.

9.5 Where a claim under this Part of this Schedule relates to any other matter, the Seller shall pay to the Purchaser the amount due ten Business Days after demand is made therefor.

9.6 Any sum not paid by the Seller on the due date for payment specified in paragraphs 9.1, 9.3, 9.4 or 9.5 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of Default Interest from the due date to and including the day of actual payment of such sum, compounded six monthly, provided that such interest shall not accrue to the extent that the Seller’s liability under paragraph 1 or paragraph 4 extends to interest or penalties arising after the due date. Any interest due under this paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

10. RECOVERY FROM THIRD PARTIES/TAX SAVINGS

10.1 If any payment is made by the Seller under this Schedule in respect of a tax liability or other matter and the Purchaser or the Target Company (or any person connected with any of them) either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Purchaser, the Target Company or any such connected person) a payment or relief which would not have arisen but for the tax liability or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a tax liability arises because a deduction or other relief assumed to be available in preparing the Closing Statement is in fact available only in a subsequent period or periods), then:

(a)	the Purchaser shall notify the Seller of that fact as soon as possible and if so required by the Seller shall take (or shall procure that the Target Company or other person concerned shall take) at the Seller’s sole expense such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)	if the Purchaser, the Target Company or other person concerned receives or obtains such a payment or relief, the Purchaser shall pay to the Seller the amount received or the net present value of the amount that the Purchaser, the Target Company or other person concerned will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon to the extent not previously reimbursed under sub-paragraph (a) above) (the Benefit) except where any amount so saved would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made). Any amount of the Benefit not so paid to the Seller shall be carried forward and set off against any future claims under this Schedule.

10.2 Any payment required to be made by the Purchaser pursuant to paragraph 10.1 shall be made:

(a)	in a case where the Purchaser, the Target Company or other person concerned receives a payment, within five Business Days of the receipt thereof; and

(b)	in a case where the Purchaser, the Target Company or other person concerned obtains a relief, on or before the date on which tax would have become recoverable by the appropriate tax authority but for the use of such relief.

10.3 The Purchaser shall procure that any such relief as is referred to in paragraph 10.2(b) is used as soon as reasonably practicable. The Seller shall be entitled to require that the Target Company’s or other person’s auditors shall certify the amount and date of use of such relief for the purposes of this paragraph 10.

10.4 Any sum not paid by the Purchaser on the due date of payment specified in paragraph 10.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of Default Interest from the due date to and including the day of actual payment of such sum, compounded six monthly. Such interest shall be paid on the demand of the Seller.

11. MANAGEMENT OF PRE CLOSING TAX AFFAIRS

11.1 Interpretation. In this paragraph 11 and in paragraph 12:

accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined;

corporation tax means corporation tax charged pursuant to section 6 of the Taxes Act and any corresponding tax on profits or gains imposed by a tax authority outside the United Kingdom;

pre Closing tax affairs means the tax affairs of the Target Company for which the Seller is responsible under this paragraph 11;

tax documents means the tax returns, claims and other documents which the Seller is required to prepare on behalf of the Target Company under paragraph 11.2(a) and 11.2(b);

tax return means any return required to be made to any tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of tax, including any related accounts, computations and attachments; and

time limit means the latest date on which a tax document can be executed or delivered to a relevant tax authority either without incurring interest or a penalty, or in order to ensure that such tax document is effective.

11.2 Rights and Obligations of the Seller

(a)	Subject to and in accordance with the provisions of this paragraph the Seller or its duly authorised agents shall, in respect of all accounting periods ending on or before Closing, and at its own cost:

(i)	prepare the tax returns of the Target Company for the purposes of corporation tax;

(ii)	(subject to paragraph 13) prepare on behalf of the Target Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of corporation tax; and

(iii)	(subject to paragraph 8) deal with all matters relating to corporation tax which concern or affect the Target Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any tax documents, but excluding payment of tax.

(b)	The Seller or its duly authorised agents shall deliver all tax documents which are required to be signed by or on behalf of the Target Company to the Purchaser for authorisation, signing and submission to the relevant tax authority. If a time limit applies in relation to any tax document, the Seller shall ensure that the Purchaser receives the tax document no later than 10 Business Days before the expiry of the time limit.

11.3 The Seller shall procure that:

(a)	the Purchaser receives copies of all written correspondence with any tax authority insofar as it is relevant to the pre Closing tax affairs;

(b)	the Purchaser is afforded the opportunity to comment within a reasonable period of time on any tax document prior to its submission to the relevant tax authority and any reasonable comments of the Purchaser are taken into account;

(c)	no tax document is submitted to any tax authority which is not, so far as the Seller is aware, true and accurate in all respects, and not misleading; and

(d)	no claims in respect of a Surrender made on or before Closing are revoked unless required by law.

11.4 The Purchaser shall procure that:

(a)	the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Target Company and such other assistance as it or they reasonably require to enable the Seller to discharge its obligations under paragraph 11.2(a) and to enable the Seller and any member of the Retained Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs;

(b)	the Seller is promptly sent a copy of any communication from any tax authority insofar as it relates to the pre Closing tax affairs;

(c)	there is given to such person or persons as may for the time being be nominated by the Seller authority to conduct pre Closing tax affairs, and that such authority is confirmed to any relevant tax authority.

11.5 The Purchaser shall (subject to paragraph 11.6 to 11.8 inclusive) be obliged to procure that the Target Company shall cause any tax document delivered to it under paragraph 11.2 to be authorised and signed without delay and without amendment, and submitted to the appropriate tax authority without delay (and in any event within any relevant time limit).

11.6 Rights of the Purchaser. The Purchaser shall be under no obligation to procure the authorisation, signing, or submission to a tax authority of any tax document delivered to it under paragraph 11.2(b) which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Seller and its agents.

11.7 Neither the Seller nor its agents shall concede any point raised by a Tax Authority without the prior written consent of the Purchaser (not to be unreasonably withheld of delayed) in circumstances where to do so would, or the Seller could reasonably be expected to be aware that such concession would, materially and adversely affect the tax liability of the Target Company in respect of any period after Closing.

11.8 The Purchaser shall be under no obligation to procure the making of any election or claim by the Target Company if such election or claim involves the use of a Purchaser’s relief or if such election or claim will have the effect of increasing the future liability of the Target Company to tax.

12. CONDUCT OF OTHER TAX AFFAIRS

12.1 Subject to paragraphs 8 and 13, and subject to the following sub paragraphs, the Purchaser or its duly authorised agents shall have sole conduct of all tax affairs of the Target Company which are not pre Closing tax affairs and shall be entitled to deal with such tax affairs in any way in which it, in its absolute discretion, considers fit provided that the Purchaser shall ensure that all such tax affairs relating to periods prior to Closing are dealt with in an expeditious manner.

12.2 In respect of any accounting period for corporation tax purposes commencing prior to Closing and ending after Closing (the Straddle Period) and in respect of any accounting period commencing prior to Closing for the purposes of any other tax the Purchaser shall procure that the tax returns of the Target Company shall be prepared on a basis which is consistent with the manner in which those tax returns were prepared for all accounting periods ending prior to Closing (except where it is necessary to depart from that manner in order to comply with the law or generally accepted accounting principles applicable to the Target Company from time to time).

12.3 The Purchaser shall procure that the Target Company provides to the Seller all tax returns for corporation tax purposes relating to the Straddle Period no later than 15 Business Days before the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties. The Purchaser shall further procure that the Target Company shall take the Seller’s reasonable comments into account before the tax returns are submitted to the appropriate tax authority.

12.4 The Seller shall provide such assistance as the Purchaser shall reasonably request in preparing all tax returns relating to the Straddle Period.

13. SURRENDERS TO AND BY TARGET COMPANIES

13.1 Subject to the following provisions of this paragraph 13 the Purchaser shall procure that the Target Company shall, in respect of any time or period falling on or prior to the Closing Date (which for the purposes of this paragraph 13 shall include for the avoidance of doubt any overlapping period pursuant to section 403A of the Taxes Act), make, give or enter into such claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after Closing) as the Seller shall direct in connection with any Surrender by any member of the Retained Group to the Target Company. No payment shall be made in respect of any such Surrender by or to any member of the Retained Group to the Target Company

13.2 The Seller shall not require the Target Company to effect any Surrender which will result in a tax liability for the Target Company unless that tax liability is provided for in the Closing Statement.

14. TRANSFER PRICING

14.1 In this paragraph 14:

balancing payment means a payment made by a person to whom a compensating adjustment is available to a person who has suffered the transfer pricing adjustment to which the compensating adjustment relates;

compensating adjustment means any relief available to a person as a consequence of a transfer pricing adjustment made in respect of another person; and

transfer pricing adjustment means the computation of profits or losses for tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.

14.2 If and to the extent that the Seller becomes liable to make a payment under paragraph 1 in respect of a tax liability which arises as a result of a transfer pricing adjustment:

(a)	paragraph 10 shall apply (for the avoidance of doubt) in relation to any compensating adjustment that may be available to the Target Company and the Seller shall be entitled to set off amounts due under paragraphs 9 and 10 in relation to such matters, rather than being required first to make a payment in respect of the tax liability in question, to the extent that a payment is obtained or tax is saved in respect of the same period as the period in respect of which the transfer pricing adjustment applies; and

(b)	if and to the extent that any member of the Retained Group is or may be entitled to claim a compensating adjustment, the Seller may procure that such Retained Group member makes a balancing payment to the Target Company, and such payment shall (to the extent of the amount paid) be deemed to satisfy the liability of the Seller under paragraphs 1 and 9.

14.3 The Purchaser and Seller agree that:

(a)	in respect of any transfer pricing adjustment applying to the Target Company which could result in a compensating adjustment being available to any member of the Retained Group; and

(b)	in respect of any transfer pricing adjustment applying to any member of the Retained Group which could result in a compensating adjustment being available to the Target Company,

they each shall take, and shall procure that there are taken, such steps (including claims, elections, consents, the provision of information or otherwise) as the other party may reasonably request to claim the benefit of the compensating adjustment, and shall keep the other party fully informed of the progress of such steps (including providing it with copies of all relevant correspondence and documentation).

14.4 If and to the extent that a member of the Retained Group has or may have an increased liability to tax as a result of a transfer pricing adjustment in respect of which the Target Company is able to claim a corresponding adjustment, then:

(a)	the Purchaser shall, if the Seller so requests, procure that the Target Company claims the corresponding adjustment; and

(b)	if the Target Company (or any person connected with it) receives or obtains a payment or relief which comprises or would not have arisen but for such corresponding adjustment, the Purchaser shall pay to the Seller the amount received or the amount that the person concerned will save by virtue of the payment or relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon), except where any amount so saved would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made).

14.5 Paragraphs 10.2, 10.3 and 10.4 shall apply in relation to paragraph 14.4 as they apply in relation to paragraph 10.1

14.6 Paragraph 14.4 shall not apply to the extent that the Target Company makes a balancing payment to the member of the Retained Group in question in the amount (including any interest) that would otherwise be due to the Seller under paragraph 14.4.

Part C : VAT

1. VAT

1.1 Any sum payable by the Purchaser to the Seller under this Agreement is exclusive of any applicable VAT.

1.2 The Seller and the Purchaser intend that the sale of the Business Assets constitutes the transfer of a business as a going concern and shall use all reasonable endeavours to procure that the sale of the Business Assets pursuant to this Agreement is treated by HM Revenue and Customs as a transfer of a business as a going concern for the purposes of both section 49(1) of the VATA and article 5 of the Value Added Tax (Special Provisions) Order 1995 SI 1995/1268 (Article 5).

1.3 The Purchaser represents and warrants to the Seller:

(a)	that it is, and until at least the day after Closing will remain, a registered taxable person for the purposes of VAT; and

(b)	that it intends to use the Business Assets to carry on the same kind of business as the Business with effect from Closing.

1.4 If HM Revenue & Customs determine that VAT is chargeable in respect of the transfer of all or any part of the Business pursuant to this Agreement (which for the purposes of this clause includes VAT chargeable in respect of the transfer of any of the Business Assets pursuant to this Agreement), the Purchaser shall, in addition to the price paid for the Business, pay to the Seller on Closing or, if later, 5 Business Days after receipt of notice from the Seller of that determination and against delivery of a valid VAT invoice the amount of any VAT which is chargeable in respect of the transfer of the Business.

1.5 If the Purchaser is reasonably believed by the Seller to be in breach of paragraph 1.3, the Seller shall be entitled to treat the transfer of the Business for all purposes as if it did not fall within Article 5 and the Purchaser shall forthwith on receipt of an appropriate VAT invoice (or, if later, at Closing) pay to the Seller the amount of VAT shown thereon, together with any interest or penalty incurred by the Seller in connection therewith. Such VAT shall be refunded by the Seller to the Purchaser if and to the extent that HM Revenue & Customs confirm that VAT is not chargeable PROVIDED THAT if the Seller has already accounted for such VAT to HM Revenue & Customs, no amount shall be refunded under this clause unless and to the extent that the Seller has received effective repayment or credit in respect of such VAT.

1.6 The Purchaser shall indemnify the Seller (on an after tax basis) against any interest or penalties assessed by HM Revenue & Customs on the Seller as a result of the transfer of the Business not falling within Article 5 save to the extent that such interest or penalties arise as a result of the Seller being in breach of its obligations under paragraph 1.2 above.

Part D: General

1. DEFINITIONS

1.1 In this Schedule the following definitions shall have the following meanings:

actual tax liability means a liability of the Target Company to make or suffer an actual payment of or in respect of tax;

deemed tax liability means:

(a)	the use or set off of any Purchaser’s relief in circumstances where, but for such use or set off, the Target Company would have had an actual tax liability in respect of which the Purchaser would have been able to make a claim against the Seller under Part B of this Schedule (the amount of the tax liability for these purposes being deemed to be equal to the amount of the actual liability to tax that is saved by the use or set off of the Purchaser’s relief);

(b)	provided that for the purposes of Part B of this Schedule it shall be assumed that reliefs other than any Purchaser’s relief are, to the extent allowed by law, used in priority to any Purchaser’s relief, and if it cannot be determined whether a Purchaser’s relief or another relief is so used, it shall be assumed that another relief is used in priority to any Purchaser’s relief;

(c)	the loss of a Purchaser’s relief within paragraph (a)(ii) of that definition (the amount of the tax liability for these purposes being deemed to be equal to the amount of tax that would have been saved or the repayment which would have been received but for the loss of the Purchaser’s relief; or

(d)	any liability of the Target Company to repay the whole or any part of any amount (i) received by the Target Company in respect of a Surrender pursuant to any agreement or arrangement entered into before Closing; or (ii) receivable by the Target Company in respect of a Surrender to the extent that such Surrender was taken into account as an asset in the Closing Statement;

event means any act, transaction or omission or any event which is deemed or treated as occurring for the purposes of any tax and includes (without limitation) the Target Company ceasing to be a member of a group;

Overprovision means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Statement (and ignoring the effect of any change in law made or action taken by the Purchaser or the Target Company after Closing, or any relief arising after Closing), the amount by which any contingency or provision in the Closing Statement relating to tax, other than deferred tax, is overstated;

Purchaser Group means the Purchaser and any other company or companies which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any tax purpose;

Purchaser’s relief means:

(a)	any relief arising to the Target Company to the extent that it either: (i) arises in respect of an event occurring or period commencing after Closing; or (ii) was included in the Closing Statement as an asset or taken into account in computing (and so reducing) any provision for tax or deferred tax in the Closing Statement or any provision for tax or deferred tax that would have appeared in the Closing Statement but for that relief; or

(b)	any relief arising to any member of the Purchaser Group (other than the Target Company);

relief includes, unless the context otherwise requires, any allowance, credit (including research and development tax credits), deduction, exemption or set off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to or actual repayment of or saving of tax, and any reference to the use or set off of relief shall be construed accordingly and any reference to the “loss” of a relief shall include the absence, unavailability of, failure to obtain, non-existence or cancellation of such relief, or to such relief being available only in a reduced amount;

Retained Group means the Seller and any other company or companies (other than the Target Company) which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any tax purpose;

Surrender means:

(a)	the surrender of losses or other amounts eligible for group relief in accordance with Chapter IV of Part X of the Taxes Act; and/or

(b)	the notional transfer of any asset or reallocation of any gain or loss in accordance with section 171A or section 179A of the TCGA; and/or

(c)	any reallocation of a chargeable realisation gain in accordance with paragraph 66 of Schedule 29 to the Finance Act 2002;

tax or taxation means corporation tax, advance corporation tax, income tax, capital gains tax, inheritance tax, value added tax, PAYE, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, franchise, value added and all levies, imposts, duties, charges or withholdings in the nature of taxation, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them regardless (in each case) of whether any such taxes, levies, duties, impacts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Target Company or any other person and of whether any amount in respect of them is recoverable from any other person;

tax authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability, or assess or collect any tax;

tax claim means:

(a)	the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the taking of any other action by or on behalf of any tax authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of tax); or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, the Target Company, or any other person,

(c)	from which it appears that a tax liability may be incurred by or may be imposed on the Target Company, being a tax liability which could give rise to a liability for the Seller under Part A or Part B of this Schedule (whether alone or in conjunction with other Claims);

tax liability means an actual tax liability or a deemed tax liability;

Taxes Act means the Income and Corporation Taxes Act 1988;

TCGA means the Taxation of Chargeable Gains Act 1992;

VAT means value added tax and any similar sales or turnover tax in any jurisdiction; and

VATA means the Value Added Tax Act 1994.

2. INTERPRETATION

2.1 General. In this Schedule:

(a)	persons shall be treated as connected if they are connected within the meaning of section 839 of the Taxes Act;

(b)	the headings in this Schedule shall not affect its interpretation; and

(c)	references to claims, liabilities or payments under this Schedule shall include, for the avoidance of doubt, claims, liabilities and payments in respect of a breach of any of the Tax Warranties.

2.2 Part B: deemed end of accounting period. In Part B of this Schedule:

(a)	for the purposes of determining whether:

(i)	a tax liability or relief has arisen, or

(ii)	the Target Company is or becomes entitled to a right to repayment or receives an actual repayment of tax in either case, in respect of a period ended on or before Closing or in respect of a period commencing after Closing, an accounting period of the Target Company shall be deemed to have ended on Closing; and

(b)	for the purposes of determining whether:

(i)	any income, profits or gains have been earned, accrued or received; or

(ii)	an event has occurred,

in either case, on or before Closing or after Closing, an accounting period of the Target Company shall be deemed to have ended on Closing.

2.3 Part B: paragraph references. References in Part B of this Schedule to paragraphs are, unless otherwise stated, references to paragraphs in Part B.

3. GENERAL

3.1 Any payments made pursuant to the terms of this Agreement shall be free and clear of all deductions or withholdings whatsoever save only for any deductions or withholdings as provided in this Agreement or as required by law.

3.2 If any deduction or withholding is required by law from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to interest, the payer shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.3 If any sum paid in respect of a Purchaser Obligation or a Seller Obligation is required by law to be brought into charge to tax then, except in relation to interest, the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable.

3.4 To the extent that any deduction, withholding or tax in respect of which an additional amount has been paid under paragraphs 3.2 or 3.3 above results in the payee obtaining a relief (all reasonable endeavours having been used to obtain such relief), the payee shall pay to the payer, within ten Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under paragraphs 3.2 or 3.3.

3.5 Paragraphs 3.2 or 3.3 above shall not apply to the extent that the deduction, withholding or tax would not have arisen but for:

(a)	the payee not being tax resident in the UK, or having some connection with a territory outside the UK; or

(b)	a change in law after Closing; or

(c)	an assignment by the payee of any of its rights under this Agreement.

3.6 For the avoidance of doubt, paragraphs 3.2 or 3.3 above shall not apply to the Initial Cash Price or any payment pursuant to the Financial Adjustments or pursuant to Schedule 12 (Inter-Company Debt).

SCHEDULE 11

ENVIRONMENTAL INDEMNITY

1. DEFINITIONS AND INTERPRETATION

1.1 In this Schedule, terms shall have the meanings set out in Schedule 15 of this Agreement, save for the following terms, which shall have the meanings set out below:

Asbestos means any of several types or varieties of mineral fibres commonly known as asbestos (including but not limited to crocodilite, amosite, chrysotile, fibrous actinolite, fibrous anthophyllite, fibrous tremolite or any similar amphibole, fibrous or serpentine mineral and any mixture containing any of those minerals);

Consequential Losses means loss of profits, loss of sales, loss of production, loss of goodwill, loss of business opportunity, or losses which relate to any interruption or disruption to business;

Emergency means any event, condition or circumstance that requires immediate action to avoid an imminent risk of significant harm to the Environment or an imminent danger to life or health;

Environment means all or any of the following media namely air (including the air within buildings or other natural or man made structures above or below ground), water, land or living organisms (including man) and ecosystems supported by such media;

Environmental Authority means any governmental agency, court, tribunal or other regulatory body or authority with regulatory or administrative authority or jurisdiction under or with respect to Environmental Law;

Environmental Claim means a claim under the indemnity contained in paragraph 2 of this Schedule;

Environmental Laws means:

(a)	all applicable international, European Union, national, state, federal, regional and local laws (including common law), together with all subordinate legislation including without limitation regulations, relating to the Environment insofar and only insofar as each is in force and binding at Closing;

(b)	directives, statutory guidance notes and codes of practice made or issued under or pursuant to any such laws described in paragraph (a) above insofar and only insofar as each is in force and binding at Closing;

each of the above as is enforced in the relevant jurisdiction.

Environmental Losses means any and all losses, damages, costs and expenses (including reasonable professional and legal fees) (Losses) arising from an Indemnified Matter or arising as a result of a breach of Environmental Law excluding

(a)	Consequential Losses; and

(b)	the costs of Routine Maintenance related to circumstances arising after Closing;

Environmental Permit means any material authorisation, permission, consent, licence or approval required under Environmental Law for the operation of the Business or the operation of the business of the Target Company;

Environmental Proceedings means any criminal, civil, judicial, administrative or regulatory proceeding, suit, investigation or action by any Environmental Authority or Third Party under or with respect to Environmental Law in relation to an Indemnified Matter;

Former Property means any real property (other than the Properties) formerly owned or leased by the Target Company at any time prior to Closing;

Hazardous Materials means any material or substance used by or on behalf of the Seller or the Target Company or both at any time prior to Closing which alone, or in combination with other substances, causes or may cause significant harm or damage to the Environment, including Asbestos, energy, radiation and radioactive substances;

Indemnified Matters has the meaning given in paragraph 2.1;

Investigative Works means inspections, surveys, investigations, assessments, audits, sampling or monitoring;

Relevant Person means any or all of the following—the Purchaser and any member of the Purchaser Group, the respective directors, employees or agents of the Purchaser or of any member of the Purchaser Group or any party providing funding, financing or refinancing to the Purchaser;

Remedial Works means any works (including Investigative Works) undertaken for the purpose of removing, remedying, remediating, cleaning up, abating, containing or ameliorating the presence of Hazardous Materials;

Routine Maintenance means any routine works required for the maintenance of any buildings, plant or equipment used in the operation of the business of any member of the Purchaser Group;

Third party means a person other than an Environmental Authority or a Relevant Person; and

Trigger Condition has the meaning set out in paragraph 3.1.

1.2 Where there is any inconsistency between this Schedule and any other provision of this Agreement, the provisions of this Schedule shall prevail.

2. SCOPE OF INDEMNITY

2.1 Subject to clause 2.2, of this Schedule 11, the Seller shall indemnify and keep the Purchaser, for and on behalf of itself and any member of the Purchaser Group, indemnified and hold it harmless against Environmental Losses incurred or sustained by the Purchaser or any member of the Purchaser Group as a result of:

(a)	the presence of any Hazardous Materials in at or under any of the Properties at or prior to Closing;

(b)	any such Hazardous Materials migrating from any of the Properties to the soil and groundwater of any adjoining properties at any time; and

(c)	the presence of any Hazardous Materials in, at or under any Former Property,

but only to the extent that such presence was caused by or on behalf of the Seller or the Target Company or both and each matter described in this paragraph shall be referred to as an Indemnified Matter.

2.2 The Purchaser shall comply with the provisions of this Schedule 11 and Schedule 3 to this Agreement but failure to so comply will not relieve the Seller of any liability in relation to an Environmental Claim except to the extent this Agreement, including without limitation this Schedule 11 or Schedule 3, so provides.

3. TRIGGER CONDITIONS

3.1 The Purchaser shall not be entitled to make an Environmental Claim unless at least one of the following events has occurred in relation to the Indemnified Matter in respect of which that Environmental Claim is made:

(a)	receipt of a written notice from the Environmental Authority requiring Remedial Works to be carried out in relation to the Property or any Former Property to which the notice relates; or

(b)	Environmental Proceedings have been lawfully commenced against the Purchaser or any member of the Purchaser Group; or

(c)	an Emergency exists;

and each of the events described in paragraphs (a), (b) and (c) above shall be referred to as a Trigger Condition.

4. LIMITATIONS

4.1 Without limiting the generality of Schedule 3 of this Agreement, the Purchaser shall not be entitled to recover Environmental Losses to the extent they would not have arisen but for, or are increased as a result of any:

(a)	any disclosure of information by any Relevant Person to any Environmental Authority or Third Party relating to any Hazardous Materials, excluding any such disclosure that is made:

(i)	between members of the Purchaser Group and their professional advisers, insurers or financiers provided that all members of the Purchaser Group and all professional advisers, insurers or financiers to whom such information is disclosed are placed under a similar obligation not to disclose such information to any Environmental Authority or Third Party;

(ii)	with the prior written consent of the Seller (which consent the Seller must not unreasonably withhold or delay); or

(iii)	without limitation to the generality of clause (ii) above, to an Environmental Authority of information arising from Investigative Works, with the prior written consent of the Seller (which consent the Seller must not unreasonably withhold or delay); or

(iv)	pursuant to a mandatory disclosure requirement, and then only to the extent such disclosure is the minimum legally required in order to comply with such requirement; or

(v)	for the purposes of applying for or renewing an Environmental Permit; or

(vi)	in response to any express written request by an Environmental Authority; or

(vii)	if a Trigger Condition exists, in relation to Remedial Works.

(b)	material change of use or development or redevelopment or closure of the whole or a part of any Property after Closing, or any change of use to a more environmentally sensitive use than the use for which the relevant Property was used at Closing;

(c)	failure, after Closing, to carry out routine or recurring works required for the repair or maintenance of any building, structure, erection or plant and equipment used in the operation of the business of any member of the Purchaser Group;

(d)	higher standard of Remedial Works being required as a result of a change of law after Closing; or

(e)	indemnity, covenant, undertaking, warranty, assurance or other contractual protection entered into by the Purchaser, and/or any member of the Purchaser Group on or after Closing, (excluding any reasonable undertaking or assurance given to any Environmental Authority); or

(f)	any reckless, negligent or unreasonable voluntary act:

(i)	after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents) outside the ordinary course of business of the Target Business as at Closing which is not required by this Agreement or any other Transaction Document; or

(ii)	before Closing by any member of the Seller Group or the Target Company at the written direction or request of the Purchaser or any member of the Purchaser Group.

5. STANDARD OF REMEDIAL WORKS AND MITIGATION

The Seller shall not be liable under this Schedule for the cost of any Remedial Works which go beyond the reasonable minimum which is necessary to meet the lawfully determined requirements of an Environmental Authority and for the avoidance of doubt the Purchaser shall otherwise mitigate any Loss in relation to any Indemnified Matter (such reasonable mitigation costs being recoverable as a matter of right under this indemnity).

6. CONDUCT OF CLAIMS AND REMEDIAL WORKS

6.1 Conduct

(a)	Clause 7 of this Agreement shall apply in relation to any Environmental Proceedings.

(b)	Subject to paragraph 6.2(a), the Seller shall have the right to request conduct of any Remedial Works relating to any Indemnified Matter that it agrees is or is anticipated to be the subject of an Environmental Claim and the Purchaser shall not unreasonably withhold its consent to any such request.

6.2 Conduct in an Emergency

(a)	Where any Remedial Works are required in order to prevent or ameliorate the effects of an Emergency:

(i)	the Purchaser shall notify the Seller as soon as is reasonably practicable of the occurrence of the Emergency; and

(ii)	the Purchaser shall have conduct of such Remedial Works subject to the Seller’s right to request conduct in accordance with paragraph 6.1(b) until such time as conduct can be handed over to the Seller as soon as reasonably practicable thereafter; and

(iii)	the provisions of paragraph 4 of this Schedule and paragraph 9 of Schedule 3 shall apply to any such Remedial Works carried out by the Purchaser.

6.3 Conduct requirements for Remedial Works

(a)	In conducting or contesting any Remedial Works pursuant to paragraph 6.1(b), the Seller shall ensure that (subject to appropriate arrangements to maintain to the extent reasonable confidentiality and privilege):

(i)	a reasonably detailed description of the proposed Remedial Works is provided to the Purchaser prior to commencement;

(ii)	the Purchaser is afforded an adequate opportunity to comment in advance on the strategy to be adopted in relation to and to attend as an observer meetings with the relevant Environmental Authority or any contractor retained to carry out the Remedial Works;

(iii)	the Purchaser is allowed a reasonable opportunity to review and comment in advance on all material correspondence and documents to be prepared in connection with such Remedial Works, including any submissions to the relevant Environmental Authority concerning the requirement for and the scope of such Remedial Works;

(iv)	reasonable instructions and requests of the Purchaser in relation to such Remedial Works are complied with (unless any such instructions or request of the Purchaser would increase the cost of the Remedial Works, in which case the Purchaser shall be liable to the Seller for any such increase in relation to any such request which is accepted by the Seller); and

(v)	any such Remedial Works shall be performed to the standard set out in paragraph 5.

6.4 The Purchaser shall without unreasonable delay:

(a)	give to the Seller or procure that the Seller is given all information, assistance and access to personnel, premises, chattels, documents and records as the Seller requests for the conduct of any such Remedial Works; and

(b)	allow the taking of samples, measurements, photographs and recordings of soil, air, water and combinations of substances.

6.5 Nothing in this paragraph 6 or in any other provision of this Schedule shall require either party to provide any materials in breach of any confidentiality obligation to a Third Party or in respect of which legal privilege applies except to the extent it is possible to assert common interest privilege in relation to such materials or to put in place any arrangement which protects the interests of both parties in relation to confidentiality and privilege. Both parties shall treat any information provided by the other party pursuant to this paragraph 6 as confidential.

7. EXCLUSIVE REMEDIES

Absent any fraud or misrepresentation, the exclusive remedies of the Purchaser and any member of the Purchaser Group against the Seller in connection with any Indemnified Matter shall be under this Schedule.

SCHEDULE 12

INTERCOMPANY DEBT

1. INTER COMPANY TRADING DEBT

1.1 In relation to Inter Company Trading Debt:

(a)	the Purchaser shall procure that any Inter-Company Trading Debt which is owed by the Target Company is paid to the relevant member of the Seller Group within 30 days of the Closing Date; such payments shall be made in accordance with clause 22; and

(b)	the Seller shall procure that any Inter-Company Trading Debt which is owed by any member of the Seller Group is paid to the Target Company (or, as the case may be, the Purchaser) within 30 days of the Closing Date; such payments shall be made in accordance with clause 22.

2. PAYMENT AT CLOSING OF ESTIMATED INTER COMPANY

NON TRADING DEBT

2.1 In relation to Inter-Company Non-Trading Debt owed between the Target Company and a member of the Seller Group:

(a)	the Purchaser shall procure that, at Closing, the Target Company pays to the Seller (for itself or, as the case may be, as agent for the members of the Seller Group to which the relevant Inter-Company Non-Trading Payables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Payables (if any) of the Target Company which is estimated to be owed to any member of the Seller Group; and

(b)	the Seller shall at Closing (for itself or, as the case may be, as agent for each relevant member of the Seller Group) pay to the Purchaser an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Receivables (if any) of the Target Company which are estimated to be owed by any member of the Seller Group, and the Inter-Company Non-Trading Debt shall be treated as discharged to the extent of that payment.

3. Any payment of Estimated Inter-Company Non-Trading Debt pursuant to paragraph 2 of this Schedule shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Non-Trading Debt and thereafter of the relevant principal amount.

4. For the avoidance of doubt, if no estimate of an Inter-Company Non-Trading Debt is included in Exhibit 4, then the Estimated Inter-Company Non-Trading Payable or the Estimated Inter-Company Non-Trading Receivable in that case shall be deemed to be zero and the whole amount of that Inter-Company Non-Trading Debt shall be payable pursuant to paragraph 3.

5. Any payments to be made pursuant to paragraph 1 of this Schedule shall be made within 5 Business Days of the date on which the Closing Statement is agreed or determined in accordance with Part C of Schedule 13. Such payment shall be made in accordance with clause 22.

SCHEDULE 13

POST CLOSING FINANCIAL ADJUSTMENTS

Part A : Preliminary

1. In preparing the Closing Statement:

(a)	the items and amounts to be included in the calculation of Cash, Inter-Company Non-Trading Debt, Transferring External Debt and Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 15 (subject, where applicable, to the provisions of Part A of this Schedule);

(b)	in applying each such definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with in the specific accounting treatments set out in Part B below (the Specific Accounting Treatments), the relevant Specific Accounting Treatment(s) shall apply;

(ii)	is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the Accounts (the Accounting Principles) the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

(iii)	is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, IFRS shall apply; and

(c)	any Target Company Closing Debtors that have been outstanding for more than 90 days at Closing shall be excluded from the calculation of Working Capital, unless they are specifically required to be included pursuant to clause 2.6.

2. None of the following are included in Cash, Inter-Company Non-Trading Debt or Working Capital and, accordingly, except as otherwise specified shall not be included in the Closing Statement:

(a)	Excluded Assets or Excluded Liabilities of the Seller;

(b)	any record of, or provision or accrual for, any liability of the Target Company or the Seller in respect of pension, retirement indemnity or other post-retirement benefits;

(c)	any amount in respect of deferred tax (whether as a liability or an asset);

(d)	any amounts in respect of liabilities (contingent or otherwise) for which the Seller is obliged to indemnify the Purchaser and/or any of the Purchaser’s Affiliates under the terms of the Transaction Documents; and

(e)	any Costs incurred by the Target Company or the Seller in connection with the Proposed Transaction.

3.	For the purposes of calculating:

(a)	Cash, Working Capital and Transferring External Debt for the Target Company; and

(b)	Working Capital for the Business,

any amounts which are to be included in any such calculation which are expressed in a currency other than sterling shall be converted into sterling at the Exchange Rate as at the Closing Date.

4. Any Inter-Company Non-Trading Debt owed between the Target Company, on the one hand, and a member of the Seller Group, on the other hand, which is expressed in a currency other than sterling shall be calculated and agreed or determined in the currency in which it is expressed.

5. If any insured event occurs after the date of this Agreement but before Closing in relation to any asset of the Target Company or the Business which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement.

6. References in this Schedule 13 and in Exhibit 4 to any “Estimated” amount means that amount agreed by the Seller and the Purchaser in good faith.

Part B : Specific Accounting Treatments

1. The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement:

(a)	Stocks

Stocks are stated at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Work in progress and finished goods cost is taken as production cost, which includes an appropriate proportion of attributable overheads.

In the balance sheet stocks are valued at standard cost, which approximates to historical cost determined on a first-in first-out basis, and this value is used for the costs of goods sold in the income statement.

(b)	Trade Debtors

Trade debtors are stated at cost less adjustments for doubtful debts. Doubtful debt provisions are established based upon the difference between the receivable value and the estimated net collectible amount.

2. Information available for Closing Statement. Information available up until Closing only shall be taken into account insofar as it provides evidence of the state of affairs of the Business at Closing. The Closing Statement will reflect the position of the Target Company as at Closing and will not take into account the effects of any post Closing reorganisations or, in any way, the post Closing intentions or obligations of the Purchaser.

3. No re-appraisal of asset values. The Closing Statement shall not re appraise the value of any of the assets of the Target Company or the Businesses or the Business Assets as a result of the change in their ownership (or any changes in the business of the Target Company or the Business since Closing following such change in ownership) except only as specifically set out in this Schedule.

Part C: Closing Statement

1. The Seller shall, or shall procure that the Seller’s accountants shall, after Closing prepare a draft statement (the Closing Statement) showing:

(a)	the Working Capital of the Business; and

(b)	the Cash, Inter Company Non Trading Debt, Transferring External Debt and Working Capital of the Target Company.

The Closing Statement shall incorporate separate statements in the form set out in Exhibit 4 Part A showing the calculation of the Working Capital of the Target Company and the Business. The Seller shall deliver the draft Closing Statement to the Purchaser within 45 days after Closing.

2. No adjustment for an aggregate amount of less than £25,000 shall be made to the draft Closing Statement as a result of the process described in this Part C unless the parties agree otherwise.

3. The Purchaser shall notify the Seller in writing (an Objection Notice) within 30 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the Purchaser’s reasons for such non acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Purchaser shall be deemed to have agreed the draft Closing Statement in full.

4. If the Purchaser serves an Objection Notice in accordance with paragraph 3, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Seller of the Objection Notice.

5. If the Purchaser is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 4) or if the Purchaser fails to give a valid Objection Notice within the 30 day period referred to in paragraph 3, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

6. If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Seller of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by Deloitte Touche Tohmatsu or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 30 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)	following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

7. The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

8. To enable the Seller to meet its obligations under this Schedule 13, the Purchaser shall provide to the Seller and the Seller’s accountants reasonable access to the books and records, employees and premises of the Target Company and, if necessary, of the Purchaser for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined. If the Purchaser serves an Objection Notice, it shall ensure that the Seller and the Seller’s accountants shall be given reasonable access to the Purchaser’s and the Purchaser’s accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Purchaser in relation to the Closing Statement. The Purchaser shall co operate with the Seller and, as necessary, shall permit the Seller and/or the Seller’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Seller necessary to facilitate the preparation of the Closing Statement.

9. When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital Cash, Inter-Company Non-Trading Debt for the Target Company and the Working Capital and Assumed Business Debt for the Business shall be final and binding for the purposes of this Agreement.

Part D : Financial Adjustments

1. When the Closing Statement has been finally agreed or determined in accordance with this Schedule 13, the following adjustments shall be made to each Initial Share Price and/or Initial Business Price.

Working Capital

2. In relation to Working Capital:

(a)	if the aggregate Working Capital of the Target Company or the Business is greater than its Target Working Capital, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Working Capital of the Target Company or the Business is less than its Target Working Capital, then the Seller shall pay an amount equal to the difference to the Purchaser.

Transferring External Debt

3. In relation to Transferring External Debt:

(a)	if the aggregate Transferring External Debt is less than its Estimated Transferring External Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Transferring External Debt is greater than its Estimated Transferring External Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.

Cash

4. In relation to Cash:

(a)	if the aggregate Cash of the Target Company is greater than its Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Cash of the Target Company is less than its Estimated Cash, then the Seller shall pay an amount equal to the difference to the Purchaser.

Inter-Company Non-Trading Debt

5. In relation to Inter-Company Non-Trading Debt owed between the Target Company and a member of the Seller Group:

(a)	if any such (i) Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then the Seller shall pay to the Purchaser an amount in sterling equal to the difference;

(b)	if any such (i) Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is greater than the applicable Estimated Inter-Company Non-Trading Receivable, then the Purchaser shall pay to the Seller an amount in sterling equal to the difference.

If either the provisions of paragraph 5(a) or 5(b) apply, the parties shall ensure that the Inter-Company Non-Trading Payables and the Inter-Company Non-Trading Receivables are promptly settled as between the Target Company and the relevant members of the Seller’s Group.

If any amount required to be paid under Schedule 12 in respect of any Inter-Company Non-Trading Debt is expressed in a currency other than sterling, the corresponding amount in sterling to be paid under this paragraph 5 shall be calculated by converting that amount into sterling at the Exchange Rate as at the Business Day which is 2 clear Business Days before payment is required to be made under paragraph 6 below.

General

6. Any payment required to be made pursuant to any of paragraphs 2 to 5 inclusive of this Part D shall be paid by the Seller or the Purchaser (as the case may be) together with an interest on such payment at the Default Interest rate for the period from (but excluding) the Closing Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

7. The Seller and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C of Schedule 13, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other. Whichever of the Seller or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 22 of this Agreement, as the case may be.

SCHEDULE 14

SEPARATION AND TRANSITION PRINCIPLES

1. Each party acknowledges that the following principles shall apply in relation to achieving the Overall Objectives and each party shall carry out its respective obligations under clause 18 in accordance with these principles (save that this Schedule 14 shall only apply to the Properties to the extent that they are not otherwise dealt with under the terms of Schedule 8 and in the event of any conflict between the terms of this Schedule and the provisions of Schedule 8, the provisions of Schedule 8 shall prevail):

(a)	in relation to each significant item of software comprised in the IT Systems, a plan shall be developed for ensuring (or, where a third party owns such software, for using reasonable endeavours to ensure) that: adequate copies of the software are made available; the software is maintained after Closing; and where and to the extent reasonably practicable access to and copying of source code and related documents necessary to develop or maintain such software is permitted;

(b)	a plan shall be developed for assigning or novating any relevant agreements, terminating all or part of any relevant agreements, or the entering into of direct agreements which replace any existing agreements as at Closing;

(c)	Transitional Services shall be provided by the Seller to the Purchaser for a period reasonably requested by the Purchaser, in relation to the relevant Transitional Services and as reasonably extended, such period to be as short as reasonably practicable (consistent with an orderly and cost-efficient transition) after respective Closing for the country, service and business concerned, and in any event not beyond 31 March 2008; and

(d)	a plan shall be developed for the obtaining of necessary permissions, waivers, consents, approvals, licenses, leases, waivers, registrations, and other authorisations in connection with the Transitional Services.

SCHEDULE 15

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

117 Consideration has the meaning given in clause 2.3;

Accounts means the audited balance sheet of the Target Company (and, where relevant, the audited consolidated balance sheet of that Target Company and its subsidiary undertakings) and the audited profit and loss account of the Target Company (and, where relevant the audited consolidated profit and loss account of the Target Company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year in the form contained in the Data Room and in each case together with any notes, reports, statements or documents included in or annexed or attached to them;

Accounts Date means 31 December;

Accounting Principles has the meaning given in Part A of Schedule 13;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Assumed Liabilities means all Business Liabilities and all Liabilities relating to the Business Properties, in each case excluding the Excluded Liabilities;

Auditors means KPMG;

Benefit means any fees including directors’ fees or monitoring fees;

Business means any business carried on by the Seller as at Closing which exclusively or predominantly forms part of the Target Business, including the Business Assets and Business Properties;

Business Assets means all the property, undertaking, rights and assets of the Seller relating exclusively or predominantly to the Business (including, for the avoidance of doubt, deferred tax assets relating exclusively or predominantly to the Business), including any assets falling into the categories of assets set out in Part A of Schedule 1 but excluding the Excluded Assets and the Shares;

Business Claims means the benefit of all rights and claims arising exclusively or predominantly from the carrying on of the Business by the Seller (whether arising on, prior to or after Closing) but excluding rights and claims to the extent that they relate to taxation or to any of the Excluded Assets or the Excluded Liabilities;

Business Contracts means all contracts, engagements, licences, guarantees and other commitments to the extent that they relate exclusively or predominantly to the Target Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Seller prior to

Closing (but excluding agreements, leases or other documents relating to ownership or occupation of the Business Properties and all contracts, engagements, licences, guarantees and other commitments to the extent that they relate to any of the Excluded Assets or Excluded Liabilities);

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;

Business Debt Free/Cash Free Price means £20,100,000;

Business Employee means each employee of the Seller who is immediately prior to Closing wholly or substantially engaged in the Business (excluding any employee who objects to becoming employed by the Purchaser under Regulation 4(7) of the Transfer Regulations) whose names are set out in a list at Exhibit 6 Part A, such list to be updated and provided to the Purchaser no later than the day before Closing;

Business Financial Information means the unaudited monthly management accounts for the Target Company and the unaudited monthly management account extracts for the Abingdon-based CPD business for the period commencing 1 January, 2005 and ending on 31 July, 2007, and the pro-forma accounts as disclosed in the Data Room in Folder 2. These accounts (i) have not been reviewed by an auditor; and (ii) have each been prepared by taking into account appropriate levels of materiality having regard to the turnover and assets of the Target Business;

Business Fixed Plant and Equipment means the fixed plant and equipment of the Seller used exclusively or predominantly for the purposes of the Business;

Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on such Business in succession to the Seller;

Business Information means all information in respect of which the Seller has a right to transfer possession to a member of the Purchaser Group to the extent that such information relates exclusively or predominantly to the Target Business including any of the Know-How which the Seller has the right to transfer possession of;

Business Intellectual Property Rights means the Registered Business IP and any material unregistered Intellectual Property Rights owned by the Seller that are used exclusively or predominantly in relation to the Target Business;

Business Liabilities means all Liabilities of the Seller (including Inter Company Payables) to the extent that they relate to the Business and/or the Business Assets (excluding any Liabilities relating to any Business Properties), and Business Liability means any one of them;

Business Loose Plant and Equipment means all the loose plant, machinery, equipment, tooling, computer hardware, furniture and vehicles of the Seller (not being business fixtures and fittings) used exclusively or predominantly for the purposes of the Business;

Business Properties means the properties of the Seller short particulars of which are set out in Exhibit 3 Part B;

Capital Creditors means liabilities and accruals for work done in relation to capex projects to the extent that they have not been paid prior to Closing (based upon evidence such as invoices, evidence of work certified, quantity surveyor reports, licences, hours worked by contractors and staff or other substantive evidence of purchase, replacement, repair, refurbishment, improvement or addition);

Cash means, in relation to the Target Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon and cheques received that are yet to clear, as at Closing, as shown by the books of the Target Company (but, for the avoidance of doubt, excluding any Inter-Company Non-Trading Receivables (and any interest thereon) and all items to be treated as debtors in Working Capital) and cheques issued that are yet to clear;

Claim means any claim for breach of the Warranties, or any claim pursuant to clause 5.3, or any claim under the Tax Covenant or any Environmental Claim;

Closing means completion of the sale and purchase of the Shares, the Business and the Business Assets relating to the Target Business in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 3.1;

Closing Statement has the meaning given in Schedule 13;

Confidentiality Agreement means the confidentiality agreement entered into between Aptuit, Inc. and the Seller with the effective date of 19 March 2007;

Confidential Information has the meaning given in clause 24.1;

Consideration means the aggregate of the Final Share Price and the Final Business Price;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Data Room means the documents included in the data room, an index of which is attached to the Disclosure Letter;

Default Interest means interest at LIBOR plus 4%;

Disclosed Personal Pension Arrangements means arrangements which have been disclosed in relation to contributions paid by the Seller (in respect of the Business) and the Target Company into personal pension arrangements on behalf of employees of the Business and the Target Company;

Disclosed Schemes means the Evotec (UK) Limited Pension Plan operated through Legal & General and the life assurance schemes provided by the Seller (in respect of Business Employees) and the Target Company (in respect of Employees);

Disclosure Letter means the letter from the Seller to the Purchaser regarding information relating to the Target Business, executed and delivered immediately before the signing of this Agreement;

Discovery Business means the Seller’s discovery business;

Employees means the employees of the Target Company immediately prior to Closing;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water, land or living organisms (including man) and ecosystems supported by such media;

Environmental Claim means a claim under the indemnity contained in paragraph 2 of Schedule 11;

Environmental Consents means any permit, licence, authorisation, approval or consent required under or in relation to Environmental Laws relating to either the carrying on of the Business or the operation of the business of the Target Company;

Environmental Laws means:

(a)	all applicable international, European Union, national, state, federal, regional and local laws (including common law), together with all subordinate legislation including without limitation regulations, relating to the Environment;

(b)	directives, statutory guidance notes and codes of practice made or issued under or pursuant to any such laws described in paragraph (a) above;

(c)	each of the above as is enforced in the relevant jurisdiction.

Environmental Matters means in relation to the business of the Seller and the Site all matters relating to pollution or protection of the Environment from pollution or other harm;

Estimated Cash means, in relation to the Target Company, the estimate of what the Cash attributable to the Target Company will be at Closing, as notified in writing to the Purchaser by the Seller no less than one day before the Closing Date;

Estimated Inter Company Non Trading Debt means any Estimated Inter Company Non Trading Payables and any Estimated Inter Company Non Trading Receivables;

Estimated Inter Company Non Trading Payables means the estimates of what the Inter Company Non Trading Payables owed by the Target Company will be at Closing, as shown in Exhibit 4 Part C;

Estimated Inter Company Non Trading Receivables means the estimates of what the Inter-Company Non-Trading Receivables owed to the Target Company will be at Closing, as shown in Exhibit 4 Part C;

Estimated Transferring External Debt means the estimate of what the Transferring External Debt will be as at Closing, as shown in Exhibit 4 Part B;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank plc as at the close of business in London on such date;

Excluded Assets means, in relation to the Business, those properties, rights and assets relating to that Business described in Part B of Schedule 1;

Excluded IT Systems means (i) any Microsoft software; (ii) the Seller’s contracts database; and (iii) the Seller’s intranet.

Excluded Liabilities means the Liabilities described in Part C of Schedule 1;

Exhibits means exhibits 1 to 6 of this Agreement, and Exhibit shall be construed accordingly;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Final Business Price has the meaning given in clause 2.3;

Final Share Price has the meaning given in clause 2.2;

Financial Adjustments means any adjustment(s) required in accordance with Part D of Schedule 13;

First Look Agreement means the agreement in the Agreed Form to be entered into between the Seller and the Purchaser at Closing in relation to those parties continuing commercial relationship for three years after the Closing Date;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Commission;

IFRS means the International Financial Reporting Standards;

Initial Business Price has the meaning given in clause 2.4(b);

Initial Cash Price means the cash price payable on Closing under clause 2.4;

Initial Share Price has the meaning given in clause 2.4(a);

Intellectual Property Rights or IP means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, and other intellectual property rights, in each case whether registered or unregistered and all rights or forms of protection having equivalent or similar effect anywhere in the world and, in each case, the goodwill attaching to them and registered includes registrations and applications for registration and for the avoidance of doubt, each right capable of separate ownership is to be regarded as a separate intellectual property right;

Inter-Company Non-Trading Debt means Inter-Company Non-Trading Payables and Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means, in relation to the Target Company, any amounts owed as at Closing by the Target Company to any member of the Seller Group (which are neither Inter Company Trading Debt nor amounts in respect of tax or any surrender), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter Company Non Trading Receivables means, in relation to the Target Company, any amounts owed as at Closing to the Target company by any member of the Seller Group (which are neither Inter-Company Trading Debt nor amounts in respect of tax or any surrender), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter Company Payables means, in relation to the Target Company or the Business, any amounts owed by the Target Company or the Seller in relation to the Business to any member of the Seller Group (which is not an amount in respect of tax), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt including in respect of Inter Company Trading Debt;

Inter Company Receivables means, in relation to the Target Company or the Business, any amounts owed to the Target Company or the Seller in relation to the Business by any member of the Seller Group (which is not an amount in respect of tax), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt including in respect of Inter Company Trading Debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between (i) any member of the Seller Group and the Target Company or (ii) the Business and any other business unit of the Seller or (iii) the Seller and any member of the Seller Group (in the case of (ii) and (iii), only to the extent that the relevant amount relates to the Business) as at Closing in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter Company Trading Debt:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of the Target Business remain outstanding or otherwise have the characteristics of an intra group loan and also excludes any amounts in respect of tax or any surrender);

IT Systems means all the information and communications technologies used by the Target Company, and by the Seller in relation to the Business, including hardware, Software, websites, communications systems and computer systems, but excluding networks generally available to the public;

Key Manager each of means Karl Fitt, John Knight, Paul McGee, Mark Tankard, James Beaumont, Steve Pearson, Jason Thompson, Sandra Ferrer, Lesley McKenzie, Iain MacGilp; Sandy Allan, Cheynee Whipps, Alan Baillie and John Porter;

Know-How means all know-how, trade secrets and confidential information that relates exclusively or predominantly to the Target Business in any form (including paper, electronically stored data, magnetic media, film and microfilm) including any financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, information relating to research and development, in each case to the extent that they relate exclusively or predominantly to the Target Business;

Last Accounts Date means 31 December 2006;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Net Trade Debt means £755,751;

New 117 Lease has the meaning give to it in Schedule 8 paragraph 1;

Non-Exclusive Information means information in the possession of members of the Seller Group which does not relate exclusively or predominantly to the Target Business;

Non-Transferring Employee means any employee (or former employee) engaged in the Target Business (for the purposes of the Transfer Regulations) at any time before the Closing Date, other than a Business Employee;

Non-Transferring External Debt means, in relation to the Target Company, the aggregate of the Financial Debt owed by the Target Company (as shown by the books of the Target Company) as at Closing (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Seller Group but excluding the Transferring External Debt; for the avoidance of doubt, neither Inter-Company Non-Trading Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital constitute External Debt;

Non Tax Claim means a Claim other than a Tax Claim;

Option means a right to acquire shares in any member of the Seller Group pursuant to the terms of the Schemes;

Optionholder means a Business Employee or Employee that holds an Option;

Overall Objectives has the meaning given in clause 18.1;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Patent means US patent 6.162.951;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Properties means the Business Properties and the Target Company Properties;

Proposed Transaction means the transactions contemplated by the Transaction Documents;

Purchaser Group means the Purchaser and their Affiliates from time to time;

Purchaser Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchaser to the Seller under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account at Wachovia Bank, Atlanta, Georgia with account name: Aptuit. Inc, account number 2000028321125 and an ACH payment ABA of #053101626 (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Purchaser’s Lawyers means Herbert Smith LLP;

Records has the meaning given in clause 21.1;

Registered Business IP means the registered Intellectual Property Rights owned by the Seller and used exclusively or predominantly in relation to the Target Business, including the Patent;

Registered Target Company IP means all registered Intellectual Property Rights owned by the Target Company;

Replies to Enquiries means the written replies of the legal advisers to the Seller to the enquiries raised by or on behalf of the Purchaser in respect of the Properties;

Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates;

Sales Bonus means a bonus to be paid in connection with the Proposed Transaction;

Schemes means the Evotec OAI Approved UK Share Option Plan; Evotec OAI UK Unapproved Share Option; the individual Option Agreements entered into between the Seller’s Guarantor and each individual Optionholder;

Seller Group means the Seller and its Affiliates from time to time but excluding the Target Company;

Seller Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Account means the Seller’s bank account at Barclays Bank plc; account name: Evotec (UK) plc account number 10210447; sort code 20-01-09 (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Seller’s Lawyers means Freshfields Bruckhaus Deringer;

Share Debt Free/Cash Free Price means £11,400,000;

Shares means the shares comprising the entire issued share capital of the Target Company;

Signing Announcements means the three announcements (being the ad hoc announcement to be made by the Seller and the separate announcements to be made by the Purchaser and the Seller) all in the Agreed Form to be released by the parties on the date of this Agreement;

Software means all software, including firmware that relates to or is comprised in hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware;

Specific Accounting Treatments has the meaning given in Part A of Schedule 13;

Stock means all the raw materials, stocks, work in progress and semi finished and finished goods of the Seller relating exclusively or predominantly to the Business;

Supply Agreement means the supply agreement in the Agreed Form to be entered into by the Seller and the Purchaser at Closing in relation to the supply of services to be provided by the Purchaser to the Seller;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Target Business means the chemical and pharmaceutical development business of the Seller and the Target Company excluding, for the avoidance of doubt, the Discovery Business;

Target Company means Evotec (Scotland) Limited;

Target Company Accounts means the Accounts of the Target Company in respect of its financial year ended on the Last Accounts Date, as set out in the Data Room;

Target Company Closing Debtors means amounts receivable by the Target Company at Closing in respect of trade debtors including, in each case, any amounts recoverable, payments in advance, trade bills receivable, prepayments and accrued income;

Target Company IP means the Registered Target Company IP and all unregistered Intellectual Property Rights owned by the Target Company;

Target Company Properties means the leasehold interests of the Target Company brief particulars of which are set out in Part A of Exhibit 4;

Target Working Capital means, in relation to the Target Company, the estimate of what the Working Capital attributable to the Target Company will be, as shown in Exhibit 4 Part D;

tax has the meaning given in Part D of Schedule 10;

Tax Claim means a claim for breach of any of the Tax Warranties or a claim under the Tax Covenant or any other claim the subject matter of which is tax;

Tax Covenant means the provisions relating to tax set out in Part B of Schedule 10;

Tax Warranties means the warranties set out in Part A of Schedule 10;

Third Party Assurances means all guarantees, indemnities, counter indemnities and letters of comfort of any nature given (i) to a third party by the Target Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of the Target Company or in respect of any Business Contract;

Third Party Claim has the meaning given in clause 7.1;

Third Party Consent has the meaning given in clause 9.4;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, encumbrance, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Trade Creditors means amounts payable at Closing in respect of trade creditors in relation to the Business, including, in each case, any customers and trade bills payable and Capital Creditors (and not including, for the avoidance of doubt, such amounts in relation to the Target Company);

Trade Debtors means amounts receivable at Closing in respect of trade debtors in relation to the Business, including, in each case, any amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income (and not including, for the avoidance of doubt, such amounts in relation to the Target Company);

Transaction Documents means this Agreement, the Disclosure Letter and any other documents in Agreed Form;

Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

Transferring External Debt means, in relation to the Target Company, the aggregate of the Financial Debt owed by the Target Company (as shown by the books of the Target Company) as at Closing (together with any accrued interest) to (a) Neilstra Developments Limited pursuant to the agreement dated 9 March 2004; and (b) if it has consented to the change of control of the Target Company, Lombard North Central PLC pursuant to Lease Purchase Agreements numbered AF56000987, AI09000774 and AK05000804;

Transitional Service means (in respect of services provided to the Target Business) any significant service provided by any part of the Seller Group to the Target Business at Closing which the Target Business cannot immediately provide for itself from its existing resources and at immaterial Cost and (in relation to services provided to the Seller Group) any significant service provided by any part of the Target Business to the Seller Group at Closing which the Seller Group cannot immediately provide for itself from existing resources and at immaterial Cost including those services specifically identified in the document titled “Fleming Shared Services Accounting Manual” included in the Data Room as document 19.1 and in Exhibit 5 Parts B and C;

UK GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued or adopted by the Accounting Standards Board and extant as at Closing;

US GAAP means generally accepted accounting principles in the United States of America;

US GAAS means generally accepted auditing standards in the United Stated of America;

VAT has the meaning given in Part D of Schedule 10;

Warranties means the warranties given pursuant to clause 6 and set out in Schedule 2 and the Tax Warranties;

Working Capital means, in relation to the Target Company and the Business, the working capital of the Target Company or of the Seller (in relation to the Business) as at Closing comprising each of the line items set out in Part D of Exhibit 4 and no others; for the avoidance of doubt Working Capital includes, all Inter-Company Trading Debt paid pursuant to paragraph 1 of Schedule 12, and all interest payable or receivable accrued as at Closing (except on Inter-Company Non-Trading Debt or Cash) and does not include Trade Creditors and Trade Debtors; and

Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the equivalent term or concept in that jurisdiction;

(d)	references to pounds sterling or £ are references to the lawful currency from time to time of the United Kingdom;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 3); and

(f)	any reference in this Agreement to the Seller’s knowledge or any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or to the extent that the Seller is aware or any similar expression shall be deemed to be made on the basis of the knowledge, at the date of this Agreement, of the following persons having made due and careful enquiries:

Name

Mario Polywka

David Richardson

Grant Nash

Mark Ashton

Jörn Aldag

Christian von Spiegel

Paul McGee

Sandy Allen

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 15 and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

6. Recitals. The recitals to this Agreement are subject to the provisions of this Agreement and do not impose any additional obligations on the parties over and above such provisions.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:
for and on behalf of	)	NAME:	DR MARIO POLYWKA
EVOTEC (UK) LIMITED	)

SIGNED	)	SIGNATURE:
for and on behalf of	)	NAME:	Christian von Spiegel
EVOTEC AG	)

	)	SIGNATURE:
	)	NAME:	Dr. Mario Polywka
)

SIGNED	)	SIGNATURE:
for and on behalf of	)	NAME:	John Fikre
APTUIT (EDINBURGH) LIMITED	)

SIGNED	)	SIGNATURE:
for and on behalf of	)	NAME:	Michael A. Griffith
APTUIT, INC.	)